UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2023

NEXTGEN HEALTHCARE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-12537	95-2888568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Not Applicable(1)	Not Applicable(1)
(Address of Principal Executive Offices)	(Zip Code)

Not Applicable(1)

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NXGN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

(1)

NextGen Healthcare, Inc. is a remote-first company and no longer maintains its principal executive office. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, stockholder communications required to be sent to our principal executive offices should be directed to the email address set forth in our proxy materials and/or identified on our investor relations website.

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On September 5, 2023, NextGen Healthcare, Inc., a Delaware corporation (“NextGen” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Next Holdco, LLC, a Delaware limited liability company (“Parent”), and Next Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, and on the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of Thoma Bravo Discover Fund IV, L.P. (“Thoma Bravo”), an investment fund managed by Thoma Bravo, L.P.

Subject to the terms and conditions of the Merger Agreement, each share of Company common stock, par value $0.01 per share (each a “Company Share”) that is issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than any Company Shares (i) subject to Vested Company Restricted Stock Awards (as defined in the Merger Agreement), Unvested Company Restricted Stock Awards (as defined below) or Company DSU Awards (as defined in the Merger Agreement), (ii) owned immediately prior to the Effective Time by Parent, Merger Sub or the Company or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company or (iii) owned by Company stockholders who are entitled to demand and have properly and validly demanded their appraisal rights under Delaware law, will be canceled and extinguished and automatically converted into the right to receive $23.95 per share in cash (the “Merger Consideration”), without interest and subject to any applicable withholding taxes.

In addition, effective as of immediately prior to the Effective Time, each outstanding Company stock option will be automatically canceled in exchange for the right to receive an amount in cash (without interest), if any, equal to the product obtained by multiplying (i) the aggregate number of Company Shares underlying such stock option immediately prior to the Effective Time, by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such stock option.

Effective as of immediately prior to the Effective Time, each outstanding Company deferred stock unit (“DSU Award”) will be automatically canceled in exchange for the right to receive an amount in cash (without interest) equal to product obtained by multiplying (x) the aggregate number of Company Shares underlying such DSU Award immediately prior to the Effective Time, by (y) the Merger Consideration.

Effective as of immediately prior to the Effective Time, each outstanding Company performance stock unit (each a “PSU Award”) will be automatically canceled in exchange for the right to receive an amount in cash (without interest) equal to product obtained by multiplying (x) the sum of (i) the number of Company Shares underlying such PSU Award for which the applicable performance condition has been achieved prior to the Effective Time but which remain subject to service-based vesting as of immediately prior to the Effective Time in accordance with the terms of the PSU Award, if any, plus (ii) with respect to any portion of such PSU Award the vesting of which remains subject to achievement of performance objectives, a number of Company Shares that vest as a result of the Merger as determined in accordance with the terms and conditions applicable to the PSU Award, by (y) the Merger Consideration.

Effective as of immediately prior to the Effective Time, (i) each outstanding share of restricted stock of the Company held by non-employee members of the Board of Directors of the Company (the “Board”) will automatically be converted into the right to receive an amount in cash (without interest) equal to product obtained by multiplying (x) the aggregate number of Company Shares underlying such award immediately prior to the Effective Time, by (y) the Merger Consideration, and (ii) each other outstanding share of unvested restricted stock of the Company (each, an “Unvested Company Restricted Stock Award”) will automatically be converted into the right to receive an amount in cash (without interest) equal to product obtained by multiplying (x) the aggregate number of Company Shares underlying such Unvested Company Restricted Stock Award immediately prior to the Effective Time, by (y) the Merger Consideration (the “Cash Replacement Company RSA Amounts”). All Cash Replacement Company RSA Amounts will, subject to the holder’s continued service through the applicable vesting dates, generally vest and be payable at the same time as the Unvested Company Restricted Stock Awards for which the Cash Replacement Company RSA Amounts were exchanged would have vested and been payable pursuant to its terms (including any accelerated vesting terms that apply).

The foregoing amounts will be paid as soon as practicable following the Effective Time, less applicable withholdings taxes.

The Merger Agreement contains customary representations, warranties and covenants, including covenants obligating the Company to use commercially reasonable efforts to conduct its operations according to its ordinary course of business and to use reasonable best efforts to cooperate in seeking regulatory approvals and not to engage in certain specified activities without Parent’s prior consent. In addition, subject to certain exceptions, the Company has agreed not to solicit, initiate, knowingly encourage, or knowingly facilitate, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined in the Merger Agreement), or take certain other restricted actions in connection therewith. Notwithstanding the foregoing, if the Company receives a written, bona fide Acquisition Proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement that the Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, constitutes or is reasonably likely to lead to a Superior Proposal (as defined in the Merger Agreement), the Company may take certain actions to participate in discussions and negotiations and furnish information with respect to such Acquisition Proposal, after providing written notice to Parent of such determination, in each case, subject to the terms of the Merger Agreement.

Pursuant to the terms of the Merger Agreement, the Company has agreed to prepare and file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) and, subject to certain exceptions, the Board will recommend that the Merger Agreement be adopted by the Company’s stockholders at a special meeting of the Company’s stockholders (the “Company Board Recommendation”). However, subject to the satisfaction of certain terms and conditions, the Company and the Board, as applicable, are permitted to take certain actions which may, as more fully described in the Merger Agreement, include changing the Company Board Recommendation and entering into a definitive agreement with respect to a Superior Proposal if, among other things, the Board has concluded in good faith after consultation with its outside legal counsel that the failure to take such action would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law.

The Merger Agreement also contains certain customary termination rights in favor of each of the Company and Parent, including the Company’s right, subject to certain limitations, to terminate the Merger Agreement in certain circumstances to accept a Superior Proposal and Parent’s right to terminate the Merger Agreement if the Board changes its Company Board Recommendation. In addition, either Parent or the Company may terminate the Merger Agreement if (i) the Merger has not been successfully completed by March 5, 2024, subject to extension to June 5, 2024, if all conditions to closing are met, other than the receipt of the necessary competition approvals (the “Termination Date”); (ii) a governmental authority of competent jurisdiction has issued a final non-appealable governmental order prohibiting the Merger, (iii) the Company’s stockholders fail to adopt the Merger Agreement, and (iv) the other party materially breaches its representations, warranties or covenants in the Merger Agreement, subject in certain cases, to the right of the breaching party to cure the breach. Parent and the Company may also terminate the Merger Agreement by mutual written consent. In connection with a termination of the Merger Agreement under specified circumstances, including due to a change in the Company Board Recommendation, the entry by the Company into a definitive agreement with respect to a Superior Proposal, or certain other triggering events set forth in the Merger Agreement, the Company may be required to pay Parent a termination fee of $41,179,000.00. In addition, in connection with a termination of the Merger Agreement under specified circumstances, including due to a uncured materials breach of the Merger Agreement by Parent, or the failure of Parent and Merger Sub to close the Merger following the satisfaction or waiver of all of the closing conditions to the Merger (other than those conditions that by their nature are to be satisfied as of immediately prior to the Effective Time, but subject to such conditions being able to be satisfied or waived at or prior to the Effective Time), Parent may be required to pay the Company a termination fee of $98,829,000.00. The Company is also entitled to receive this termination fee from Parent if Parent terminates the Merger Agreement because the Merger has not been completed by the Termination Date and at the time of such termination, the Company could have validly terminated the Merger Agreement for either of the reasons described in the preceding sentence.

The Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into the Merger Agreement, (ii) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of Company Shares adopt the Merger Agreement at a meeting of the Company’s stockholders.

Parent has obtained equity financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement. Thoma Bravo has committed to an aggregate equity contribution in an amount that is sufficient to fund the payment of the aggregate Merger Consideration, on the terms and subject to the conditions set forth in an equity commitment letter. In addition, Thoma Bravo has guaranteed payment of the reverse termination fee payable by Parent under certain circumstances, as well as certain indemnification and reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and limited guarantee provided by Thoma Bravo to the Company.

The foregoing description of the Merger Agreement and the transactions contemplated thereunder is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is hereby filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Current Report”) and incorporated herein by reference. The Merger Agreement and the foregoing description thereof have been included to provide investors and stockholders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and are also qualified in important part by a confidential disclosure schedule delivered by the Company to Parent in connection with the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Item 7.01	Regulation FD Disclosure.

On September 5, 2023, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is hereby furnished as Exhibit 99.1 to this Current Report.

The information contained in this Item 7.01 and in Exhibit 99.1 of this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of September 5, 2023, by and among NextGen Healthcare, Inc., Holdco, LLC, and Next Merger Sub, Inc.

99.1	Press Release, dated September 6, 2023.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

*

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any exhibits or schedules so furnished.

Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements in this Current Report include, but are not limited to, statements regarding the consummation of the transaction described above. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed Merger and the possibility that various closing conditions for the proposed Merger may not be satisfied or waived, and the ability to realize the benefits expected from the proposed Merger. The forward-looking statements in this Current Report are based on information available to NextGen as of the date hereof, and NextGen disclaims any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. For additional information regarding forward-looking statements, please refer to discussions under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in our most recent Annual Report on Form 10-K and in our other reports filed with the SEC. NextGen’s SEC filings are available on the Investor Relations section of our website at https://investor.nextgen.com and on the SEC’s website at www.sec.gov.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed Merger may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect NextGen or the expected benefits of the proposed Merger or that the approval of NextGen’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed Merger; (iii) the possibility that competing offers or acquisition proposals for NextGen will be made; (iv) the possibility that any or all of the various conditions to the consummation of the proposed Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed Merger, including in circumstances which would require NextGen to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the proposed Merger on NextGen’s ability to retain and hire key personnel, or its operating results and business generally; (vii) significant transaction costs associated with the Merger; (viii) potential litigation relating to the Merger; (ix) the risk that disruptions from the Merger will harm NextGen’s business, including current plans and operations; (x) legislative, regulatory and economic developments affecting NextGen’s business; and (xi) general economic and market developments and conditions; (xii) the evolving legal, regulatory and tax regimes under which NextGen operates; and (xiii) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect NextGen’s financial performance.

Additional Information

This Current Report may be deemed solicitation material in respect of the proposed acquisition of the Company. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed Merger between the Company and Parent. The Company expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed Merger. Investors of the Company are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety when they become available because they will contain important information about the Company and the proposed Merger. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov and at the Company’s website at https://www.nextgen.com.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed Merger will be set forth in the Company’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed Merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed Merger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 6, 2023	NEXTGEN HEALTHCARE, INC.

	By:	/s/ Jeffrey Linton
	Name:	Jeffrey Linton
	Title:	Executive Vice President, General Counsel and Secretary

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NEXT HOLDCO, LLC,

NEXT MERGER SUB, INC.

and

NEXTGEN HEALTHCARE, INC.

Dated as of September 5, 2023

3.23	Related Party Transactions	45
3.24	Opinion of Financial Advisors of the Company	45
3.25	State Takeover Statutes Inapplicable	45
3.26	No Other Representations or Warranties	46

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		46

4.1	Organization and Qualification	46
4.2	Authority	46
4.3	Consents and Approvals; No Violation	47
4.4	Litigation	47
4.5	Interested Stockholder	47
4.6	No Other Operations	48
4.7	Brokers	48
4.8	Solvency	48
4.9	Absence of Certain Arrangements	48
4.10	Equity Financing	49
4.11	No Other Representations or Warranties	50

Article V COVENANTS OF THE COMPANY		51

5.1	Conduct of Business of the Company	51
5.2	No Solicitation	54
5.3	Company Board Recommendation	56
5.4	Proxy Statement; Company Stockholder Meeting	57

Article VI ADDITIONAL COVENANTS		60

6.1	Reasonable Best Efforts	60
6.2	Antitrust Obligations	61
6.3	Public Statements and Disclosure	63
6.4	Anti-Takeover Laws	64
6.5	Access	64
6.6	Section 16(b) Exemption	65
6.7	Directors’ and Officers’ Indemnification and Insurance	65
6.8	Employee Matters	67
6.9	Obligations of Merger Sub	69
6.10	Certain Litigation	69
6.11	Financing Cooperation	69
6.12	Equity Financing	73
6.13	Delisting	74
6.14	Parent Stockholder Consent	75
6.15	Convertible Notes	75

ii

Article VII CONDITIONS TO THE MERGER		76

7.1	Conditions to the Obligations of Each Party	76
7.2	Conditions to the Obligations of Parent and Merger Sub	76
7.3	Conditions to the Obligations of the Company	77

Article VIII TERMINATION, AMENDMENT AND WAIVER		77

8.1	Termination Prior to the Effective Time	77
8.2	Notice of Termination; Effect of Termination	79
8.3	Fees and Expenses	80
8.4	Transfer Taxes	82
8.5	Amendment	82
8.6	Extension; Waiver	82

Article IX GENERAL PROVISIONS		83

9.1	Survival of Representations, Warranties and Covenants	83
9.2	Notices	83
9.3	Assignment	84
9.4	Confidentiality	84
9.5	Entire Agreement	84
9.6	Third Party Beneficiaries	85
9.7	Severability	85
9.8	Remedies	86
9.9	Governing Law	87
9.10	Consent to Jurisdiction	87
9.11	WAIVER OF JURY TRIAL	88
9.12	Disclosure Letter References	88
9.13	Debt Financing Sources	88
9.14	No Recourse	89
9.15	No Presumption Against Drafting Party	89
9.16	Counterparts	89

Annex A-1 – Amended and Restated Certificate of Incorporation of the Surviving Corporation
Annex A-2 – Amended and Restated Bylaws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 5, 2023 by and among Next Holdco, LLC, a Delaware limited liability company (“Parent”), Next Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and NextGen Healthcare, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, (i) Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (ii) each Company Share that is outstanding immediately prior to the Effective Time (other than Excluded Shares) will thereupon be canceled and converted into the right to receive cash in an amount equal to the Merger Consideration and (iii) the Company will survive the Merger as a wholly owned Subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company Stockholders, and declared it advisable, for the Company to enter into this Agreement, (ii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, and (iii) resolved to recommend that the Company Stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”);

WHEREAS, the (A) Board of Directors of each of Parent and Merger Sub have (i) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement, and (ii) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub, of their respective covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein and (B) the Board of Directors of Merger Sub has recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement by written consent in lieu of a meeting effective immediately following the execution and delivery of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition for the Company’s willingness to enter into this Agreement, Thoma Bravo Discover Fund IV, L.P. (the “Investor”) has entered into an equity commitment letter (the “Equity Commitment Letter”), dated as of the date hereof;

WHEREAS, concurrently with the execution of this Agreement, and as a condition for the Company’s willingness to enter into this Agreement, the Investor is entering into the Limited Guarantee with respect to certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that (i) contains confidentiality provisions that are not, in the aggregate, materially less favorable to the Company than the terms of the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals, or (ii) was entered into prior to the date of this Agreement.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Parent or Merger Sub or their respective Affiliates) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of more than twenty percent (20%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company or its Subsidiaries pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing more than twenty percent (20%) of the voting power of the surviving or resulting entity; (c) any sale or disposition of more than twenty percent (20%) of the assets of the Company or its Subsidiaries on a consolidated basis (determined by the fair market value thereof as determined in good faith by the Company Board); or (d) any liquidation or dissolution of the Company; provided, however, the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Transaction in any case.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any Foreign Antitrust Laws, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Breach” shall mean “breach” as defined in 45 C.F.R. § 164.402.

“Business Associate” shall mean a “business associate” as defined in 45 C.F.R. § 160.103.

“Business Associate Agreement” shall mean a written agreement between a Business Associate and a Covered Entity that satisfies the requirements set forth in HIPAA (including under 45 C.F.R. §§ 164.308(b) and 164.502(e)) and contains all elements required by HIPAA (including under 45 C.F.R. §§ 164.314(a) and 164.504(e)).

“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act; provided, that a day on which commercial banks are authorized or required by Law to be closed in New York, New York shall not be a “Business Day”.

“Charter” shall mean the Company’s certificate of incorporation, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Credit Facilities” shall mean that certain Second Amended and Restated Credit Agreement, dated as of March 12, 2021, among NextGen Healthcare, Inc., JPMorgan Chase Bank, N.A., as administrative agent, U.S. Bank National Association and Bank of the West, as co-syndication agents, and certain other agents and lenders, as amended.

“Company DSU Award” shall mean any award of deferred stock units with respect to Company Shares outstanding under any Company Stock Plan and which represents restricted stock deferred under the Director Deferred Compensation Plan.

“Company ESPP” shall mean the Company’s 2014 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each an “Effect”, and collectively, “Effects”) that (A) individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) solely as applied to the representations and warranties set forth in Section 3.1 and Section 3.6, would reasonably be expected to prevent the consummation by the Company of the Merger prior to the Termination Date; provided, however, that no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred (subject to the limitations set forth below):

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) generally affecting any of the industries in which the Company or its Subsidiaries operate;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (including any acts of war or sanctions imposed in connection with the current dispute involving the Russian Federation and Ukraine, including relating to Belarus);

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) the announcement of, or the compliance with, this Agreement, or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Parent, Merger Sub or their Affiliates, (B) the termination of (or the failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, (C) any departure of any officers, directors, employees or independent contractors of the Company or its Subsidiaries and (D) any other negative development (or reasonably expected negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners (in each case, other than for purposes of Section 3.6);

(vii) any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has consented, or which Parent has requested or approved, or the taking of any action required by this Agreement, or the failure to take any action prohibited by this Agreement;

(viii) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition of a Company Material Adverse Effect);

(ix) any Legal Proceedings made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by this Agreement; or

(x) any items set forth in Section 3.9 of the Company Disclosure Letter;

except, in each case of clauses (i), (ii), (iii), (iv) and (v) above, to the extent that such Effects disproportionately and adversely affect the Company and its Subsidiaries in any material respect relative to other similarly situated companies operating in any industry or industries in which the Company or its Subsidiaries operate (in which case, the incremental disproportionate impact or impacts may be taken into account in determining whether there has occurred a Company Material Adverse Effect).

“Company Options” shall mean any options to purchase Company Shares outstanding under any Company Stock Plan.

“Company Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Company.

“Company Products” means the products and services currently offered by the Company and its Subsidiaries.

“Company PSU Award” shall mean any award of restricted stock units with respect to Company Shares outstanding under any Company Stock Plan that is subject to performance-based vesting (and for the avoidance of doubt, any award of restricted stock units that was subject to performance-based vesting but remains subject to time-based vesting following the satisfaction of a performance-based vesting requirement shall be treated as a Company PSU Award for purposes of this Agreement).

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Restricted Stock Award” shall mean any award of restricted Company Shares outstanding under any Company Stock Plan that is, at the time of determination, subject to time-based vesting, forfeiture or repurchase by the Company.

“Company Shares” means shares of common stock, par value $0.01 per share, of the Company.

“Company Stock Awards” shall mean the Company Restricted Stock Awards, the Company Options, the Company DSU Awards and the Company PSU Awards.

“Company Stock Plans” shall mean the Company’s Amended and Restated 2015 Equity Incentive Plan, as amended, and the Company’s 2021 Employment Inducement Equity Incentive Plan, as amended.

“Company Stockholders” shall mean holders of Company Shares in their capacity as such.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with the Company or any of its Subsidiaries.

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“Convertible Notes” shall mean the Company’s 3.75% Convertible Senior Notes Due 2027.

“Convertible Notes Indenture” mean the Indenture, dated as of November 1, 2022, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

“Covered Entity” shall mean “Covered Entity” as defined in 45 CFR § 160.103.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and Families First Coronavirus Response Act, as may be amended.

“Cures Act” shall mean collectively the information blocking prohibitions in the 21st Century Cures Act and its implementing regulations at 45 C.F.R. Part 170 and 171 et seq., as amended from time to time.

“Data Protection Laws” shall mean any applicable Laws relating to the Processing of data (including the cross-border transfer of Personal Data), data privacy, data protection or data security, including HIPAA, HITECH, Cures Act, state breach notification Laws, the Federal Trade Commission Act, the Telephone Consumer Protection Act, CAN-SPAM Act, the Fair Credit Reporting Act.

“Data Protection Requirements” shall mean all applicable: (i) Data Protection Laws; (ii) Company privacy policies; (iii) terms of any agreements to which Company or any of its Subsidiaries are bound relating to the Company’s or its Subsidiaries’ Processing of Personal Data; and (iv) industry standards or self-regulatory frameworks binding on the Company, relating to privacy, data protection or data security.

“Debt Financing Sources” shall mean the Persons that at any time have committed to provide or arrange or otherwise enter into agreements in connection with the Debt Financing (including the Persons party to any debt commitment letter or any joinder agreements, credit agreements, purchase agreements, indentures or other definitive agreements relating thereto) and, in each case, their respective former, current and future direct or indirect Affiliates, and their and their Affiliates’ respective representatives, shareholders, members, managers, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and representatives and each of their respective successors and assigns.

“Deferred Compensation Plan” shall mean the Company’s 2009 Amended and Restated Deferred Compensation Plan.

“Director Deferred Compensation Plan” shall mean the Company’s Deferred Compensation Plan for Non-Employee Directors.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Environmental Law” shall mean all Laws relating to pollution or the protection of the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign.

“Hazardous Substance” shall mean any material, substance or waste that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, urea formaldehyde insulation, and chlorofluorocarbons.

“Health Care Laws” shall mean, as applicable, all health care-related Laws of any Governmental Authority, including, without limitation, all Laws relating to the management, administration of, and payment for, health care services and items that are applicable to the Company, including: (i) (A) Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq. (the Medicare statute); (B) Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq. (the Medicaid statute); (C) the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b; (D) the TRICARE statute, 10 U.S.C. § 1071 et seq., and any other laws related to the provision of healthcare services to beneficiaries of the Veterans Affairs Administration; (E) the federal False Claims Act, 31 U.S.C. §§ 3729-3733; (F) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (G) the exclusion statute, 42 U.S.C. § 1320a-7; (H) the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; (I) Health Care Fraud, 18 U.S.C. § 1347; (J) the Travel Act, 18 U.S.C. § 1952; (K) information blocking, 42 U.S.C. § 300jj–52 et seq; (L)_ONC Certification Program (including all Certification Criteria); and (M) Medicare Promoting Interoperability Program, in each case including, to the extent not specifically identified herein, all local, state, and federal Laws regarding the same or similar conduct or subject matter; and (ii) any other applicable Law, including federal, state, and local Laws, with respect to health care-related fraud and abuse, false claims, self-referral, anti-kickback, billing, coding, or submission of claims, in each case, as amended, and including all regulations promulgated thereunder.

“HIPAA” shall mean collectively the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations at 45 C.F.R. Parts 160, 162 and 164 et seq., as amended and supplemented by the HITECH Act, when each is effective and as each is amended from time to time.

“HITECH” shall mean the Health Information Technology for Economic and Clinical Health Act, found in the American Recovery and Reinvestment Act of 2009 at Division A, Title XIII and Division B, Title IV, and all regulations promulgated pursuant thereto.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Incidental Contracts” shall mean (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software or services, (b) material transfer agreements, (c) Contracts that are ancillary to a sale of products or services to customers or the purchase or use of software, services, equipment or other materials, and (d) non-disclosure agreements, in each case, entered into in the ordinary course of business consistent with past practice.

“Intellectual Property” shall mean all intellectual property regardless of form, including: (a) published and unpublished works of authorship, including audiovisual works, collective works, computer software, compilations, databases, derivative works, literary works and mask works (“Works of Authorship”); (b) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (c) words, names, symbols, devices, designs, slogans, logos, trade dress and other designations, and combinations of the preceding items, used to identify or distinguish the origin of a business, good, group, product, or service or to indicate a form of certification (“Trademarks”); (d) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; (e) instantiations of any of the foregoing in any form and embodied in any media; and (f) Internet domain names that are registered with any domain name registrar (“Domain Names”).

“Intellectual Property Rights” shall mean all U.S. and foreign common Law and statutory rights in, arising out of, or associated with Intellectual Property or Registered Intellectual Property Rights in any jurisdiction, including (a) rights in, arising out of, or associated with Works of Authorship, including rights granted under the U.S. Copyright Act or analogous foreign common Law or statutory regime; (b) rights in, arising out of, or associated with Inventions, including rights granted under the U.S. Patent Act or analogous foreign common Law or statutory regime, including patents, utility models and inventors’ certificates and all disclosures, applications reissues, divisionals, re-examinations, renewals, substitutions, revisions, extensions, provisionals, continuations and continuations-in-part thereof; (c) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act or analogous foreign common Law or statutory regime; (d) rights granted under the Uniform Trade Secrets Act or analogous foreign common Law or statutory regime; and (e) all U.S. and foreign common Law and statutory rights to sue or recover and retain damages, costs or attorneys’ fees for past, present or future infringement, misappropriation or other violation of any of the foregoing.

“Intervening Event” shall mean an Effect that (a) was not known or reasonably foreseeable to the Company Board prior to the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Company Board as of the date of this Agreement and (b) does not relate to an Acquisition Proposal.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1(a) of the Company Disclosure Letter and (b) with respect to Parent or Merger Sub, the actual knowledge of the executive officers of Parent.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (a) civil, criminal or administrative actions, or (b) litigations, arbitrations or other proceedings, in each of (a) and (b) before any Governmental Authority, arbitrator or other tribunal.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” shall mean The Nasdaq Global Select Market.

“ONC Certification Program” shall mean the certification program administered by the United States Department of Health and Human Services Office of the National Coordinator for Health Information Technology and the associated regulations contained in 45 CFR Part 170.

“Open Source Materials” shall mean software or other material that is distributed as “free software,” “open source software,” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache Software License, any of the Creative Common suites of licenses, and any other licenses identified as open source licenses at www.opensource.org).

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default for a period greater than sixty (60) days or that are being contested in good faith by appropriate proceedings, and for which appropriate reserves have been established to the extent required by GAAP; (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case that do not materially and adversely impact the current use of the affected property; (d) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 or the Company’s subsequent Quarterly Reports on Form 10-Q; (e) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of the Company and its Subsidiaries, taken as a whole; (f) Liens arising under any lines of credit or other credit facilities or arrangements of the Company or its Subsidiaries in effect on the date hereof (or any replacement facilities thereto permitted pursuant to Section 5.1); (g) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (h) with respect to leased or licensed personal property, the terms and conditions of the lease or license applicable thereto; (i) non-exclusive licenses to Intellectual Property Rights granted by or to any Person in the ordinary course of business; and (j) Liens described in Section 1.1(b) of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under applicable Data Protection Laws.

“PHI” shall mean, collectively, “protected health information” as defined in 45 C.F.R. § 160.103 and “electronic health information” as defined in 45 C.F.R. § 171.102, that is in the possession or under the control of the Company (including its workforce) or any Business Associate of the Company.

“Process” or “Processing” or “Processed” shall mean, with respect to data, the access, use, collection, treatment, processing, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, transmittal, consultation, disclosure, disposal, dissemination or combination of such data.

“Registered Intellectual Property Rights” shall mean all Domain Names and all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction or domain name registrar.

“Reimbursement Obligations” shall mean any amounts payable or reimbursable by Parent pursuant to Section 6.11(e).

“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, or leaching into the indoor or outdoor environment.

“Representative” shall mean with respect to any Person, its directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other authorized agent or representative retained by such Person.

“Required Company Stockholder Approval” means the affirmative vote to adopt this Agreement from the holders of at least a majority of the Company Shares issued and outstanding and entitled to vote thereon.

“Required Financial Information” shall mean (1) the audited consolidated balance sheets and related consolidated statements of net income, comprehensive income, shareholders’ equity and cash flows of the Company and its Subsidiaries on a consolidated basis for the fiscal years ended March 31, 2021, 2022 and 2023 and, if such fiscal year ends at least sixty (60) days prior to the Closing Date, 2024 and (2) in respect of any fiscal quarter (other than any fiscal quarter ending March 31 of any fiscal year) ending after the date hereof and at least forty (40) days prior to the Closing Date, the unaudited condensed consolidated balance sheets and related condensed consolidated statements of net income, comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal quarter in each case prepared in accordance with GAAP (subject to the absence of footnotes and normal year-end audit adjustments, in the case of unaudited financial statements).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Significant Subsidiary” means a “significant subsidiary” as defined in Regulation S-X promulgated by the SEC.

“Subsidiary” or “Subsidiaries” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean an Acquisition Proposal that did not result from a Willful Breach of Section 5.2 for an Acquisition Transaction on terms that the Company Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel and its financial advisor(s) and taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Company Board (or a committee thereof) considers relevant, to be more favorable to the Company Stockholders, from a financial point of view, than the terms of the Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than twenty-five percent (25%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than fifty percent (50%).”

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax or similar duties, fees or charges or assessments in the nature of a tax imposed by any Governmental Authority, including any interest, penalty or addition to tax imposed by such Governmental Authority.

“Tax Return” shall mean any report, declaration, return, information return or statement required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Unsecured PHI” shall mean “unsecured protected health information,” as defined by 45 C.F.R. § 164.402, that is in the possession or under the control of the Company (including its workforce) or any Business Associate of the Company.

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would cause or constitute a material breach of this Agreement.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

“Aggregate Consideration”	4.10(b)
“Agreement”	Preamble
“Alternative Financing Commitment Letter”	6.12(b)
“Alternative Financing”	6.12(b)
“Ancillary Documents”	9.13

“Antitrust Consents”	7.1(c)
“Book-Entry Shares”	2.7(h)(iii)
“Canceled Company Shares”	2.7(a)(ii)
“Capitalization Date”	3.2(a)
“Cautionary Note Regarding Forward-Looking Statements”	Article III
“Certificate of Merger”	2.2
“Certificates”	2.7(h)(ii)
“Change of Recommendation Notice”	5.3(c)
“Closing Date”	2.3
“Closing”	2.3
“COBRA”	3.11(d)
“Company Board Recommendation Change”	5.3(b)
“Company Board Recommendation”	Recitals
“Company Board”	Recitals
“Company Disclosure Letter”	Article III
“Company Financial Advisors”	3.10
“Company SEC Reports”	3.7(a)
“Company Securities”	3.2(c)
“Company Source Code”	3.16(f)
“Company Stockholder Damages”	8.2
“Company Stockholder Meeting”	5.4(c)
“Company Termination Fee”	8.3(b)
“Company”	Preamble
“Confidentiality Agreement”	9.4
“D&O Insurance”	6.7(c)
“Debt Financing”	4.10(a)
“Definitive Financing Agreements”	6.12(a)
“DGCL”	Recitals
“Dissenting Company Shares”	2.7(c)(i)
“Effective Time”	2.2
“Enforceability Exceptions”	3.4
“Equity Commitment Letter”	Recitals
“Equity Financing”	4.10(a)
“Exchange Fund”	2.7(g)
“Financing Letters”	4.10(a)
“Financing”	4.10(a)
“Foreign Antitrust Laws”	3.6
“Indemnified Persons”	6.7(a)
“Indemnified Proceeding”	6.7(b)
“Investors”	Recitals
“Company IT Systems”	3.16(h)
“Letter of Transmittal”	2.7(h)(ii)
“Limited Guarantee”	4.10(f)
“Material Contract”	3.18(a)(xi)
“Merger Consideration”	2.7(a)(i)
“Merger Sub”	Preamble

“Merger”	Recitals
“Multiemployer Plan”	3.11(c)
“Option Consideration”	2.7(d)
“Owned Real Property”	3.17(a)
“Parent 401(k) Plan”	6.8(c)
“Parent Termination Fee”	8.3(c)
“Parent”	Preamble
“Paying Agent”	2.7(f)
“Payoff Letter”	6.11(d)
“Plans”	3.11(a)
“Proxy Date”	5.4(c)
“Proxy Statement”	5.4(a)
“Real Property Leases”	3.17(b)
“Remedy Actions”	6.2(a)
“Required Amount”	4.10(b)
“Risk Factors”	Article III
“Service Provider”	3.11(e)
“Solvent”	4.8
“Surviving Corporation”	2.1
“Termination Date”	8.1(b)(i)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(g) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(h) References to “$” and “dollars” are to the currency of the United States of America.

(h) For the avoidance of doubt, any dollar or percentage thresholds set forth herein are made for the benefit of the parties hereto as a way of allocating risk between the parties hereto and are not intended to be dispositive for purposes of determining what is or is not “material” or a Company Material Adverse Effect under this Agreement.

(j) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k) Except as otherwise specified, (i) references to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(l) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(m) Where used with respect to information, the phrases “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives including, in the case of “made available” to Parent or Merger Sub or its Representatives, material that has been posted in the “data room” (virtual or otherwise) established by the Company at least one day prior to the date hereof.

(n) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and as a Subsidiary of Parent (the “Surviving Corporation”).

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, and shall take such further actions as may be required to make the Merger effective on the Closing Date. The Merger shall become effective at the time and day of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger shall take place by electronic exchange of signatures and documents (the “Closing”) no later than the fifth (5th) Business Day after the satisfaction (or waiver, if permitted by applicable Law) of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, except as provided by the DGCL.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.7(a), by virtue of the Merger and without the necessity of further action by the Company or any other Person, the Charter shall be amended and restated in its entirety to read in its entirety as set forth on Annex A-1 hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.7(a), by virtue of the Merger and without the necessity of further action by the Company or any other Person, the bylaws of the Company shall be amended and restated in their entirety to read in the form of Annex A-2 hereto, and as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or in accordance with applicable Law.

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers. At the Effective Time the officers of the Company immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the officers of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Shares. Each Company Share that is issued and outstanding immediately prior to the Effective Time (excluding (A) Canceled Company Shares, (B) any Dissenting Company Shares, and (C) any Company Shares subject to Vested Company Restricted Stock Awards, or Unvested Company Restricted Stock Awards, or Company DSU Awards as of immediately prior to the Effective Time (collectively, the “Excluded Shares”)) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the $23.95 per Company Share (the “Merger Consideration”), without interest thereon and less any applicable withholding Tax pursuant to Section 2.7(n), upon compliance with the procedures set forth in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.9).

(ii) Excluded Company Shares. Each Company Share owned by Parent, Merger Sub or the Company (including treasury shares), or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (“Canceled Company Shares”), shall be canceled and extinguished without any conversion thereof or consideration paid therefor at the Effective Time by virtue of the Merger.

(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall thereafter be deemed for all purposes represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Adjustment to the Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, any change in the outstanding equity interests of the Company shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) with a record date during such period, the Merger Consideration and any other similarly dependent items (including the Option Consideration, the PSU Consideration, the DSU Consideration and the Restricted Stock Consideration), as the case may be, will be equitably adjusted to reflect such change and provide the holders of each Company Share, Company Option, Company PSU Award, Company DSU Award and Company Restricted Stock Award, respectively, the same economic effect as contemplated by this Agreement prior to such event.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who are entitled to demand and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a), but instead such holder will be entitled to receive such consideration as may be determined to be due to such holder of Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or otherwise lost or forfeited their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, and less any applicable withholding Tax pursuant to Section 2.7(n), upon the terms and conditions hereof, including the surrender of the certificate or certificates evidencing such Company Shares in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.9).

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of the proposed material strategy and other material decisions with respect to demands for appraisal pursuant to Section 262 of the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not (or could not reasonably be expected to be) undermined or otherwise affected in any respect), and Parent may offer comments or suggestions with respect to such demands, which the Company will consider in good faith, but Parent will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

(d) Company Options. Effective as of immediately prior to the Effective Time, each Company Option (each, a “Company Option”) shall by virtue of the Merger automatically and without any action on the part of the Company, the Parent or the holder thereof, be cancelled and terminated and converted into the right to receive an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company Option immediately prior to the Effective Time, by (y) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option (the “Option Consideration”), less any applicable withholding Taxes. Parent shall cause the Option Consideration (less any applicable withholding Taxes) to be paid to each holder of such Company Option through the payroll system of the Surviving Corporation or the applicable Subsidiary as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or the applicable Subsidiary occurring at least five (5) Business Days following the Closing Date). For the avoidance of doubt, if the exercise price per share of any Company Option is equal to or greater than the Merger Consideration, then by virtue of the occurrence of the Effective Time and without any action on the part of Parent, the Company or the holders thereof, the Company Option will automatically terminate and be canceled without payment of any consideration to the holder thereof.

(e) Company DSU Awards. Effective as of immediately prior to the Effective Time, each Company DSU Award, whether vested or unvested, that remains outstanding immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company DSU Award immediately prior to the Effective Time, by (y) the Merger Consideration (the “DSU Consideration”), less any applicable withholding Taxes. Parent shall cause the DSU Consideration to be paid to each holder of such Company DSU Award through the payroll system of the Surviving Corporation or the applicable Subsidiary as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or the applicable Subsidiary occurring at least five (5) Business Days following the Closing Date) (provided, that, to the extent that payment of the DSU Consideration would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under this Agreement and the terms of the applicable Company DSU Award or Plan that will not result in the imposition of such Tax or penalty).

(f) Company PSU Awards. Effective as of immediately prior to the Effective Time, each Company PSU Award that remains outstanding immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the sum of (i) the number of Company Shares underlying such Company PSU Award for which the applicable performance condition has been achieved prior to the Effective Time but which remain subject to service-based vesting as of immediately prior to the Effective Time in accordance with the terms of the Company PSU Award, if any, plus (ii) with respect to any portion of such Company PSU Award the vesting of which remains subject to achievement of performance objectives, the number of Company Shares that vest as a result of the Merger as determined in accordance with the terms and conditions applicable to the Company PSU Award, by (y) the Merger Consideration (the “PSU Consideration”), less any applicable withholding Taxes. Parent shall cause the PSU Consideration to be paid to each holder of such Company PSU Award through the payroll system of the Surviving Corporation or the applicable Subsidiary as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or the applicable Subsidiary occurring at least five (5) Business Days following the Closing Date). Notwithstanding anything to the contrary in this Section 2.7(f) or any other provision of the Agreement, the aggregate number of Company Shares underlying Company PSU Awards that shall be cancelled and terminated and converted into the right to receive PSU Consideration under this Agreement shall in no event exceed 1,308,054 Company Shares.

(g) Company Restricted Stock Awards.

(i) Effective as of immediately prior to the Effective Time, each Company Restricted Stock Award that is held by a non-employee member of the Company Board (each, a “Vested Company Restricted Stock Award”) shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Vested Company Restricted Stock Award immediately prior to the Effective Time, by (y) the Merger Consideration (the “Vested Restricted Stock Consideration”), less any applicable withholding Taxes. Parent shall cause the Vested Restricted Stock Consideration to be paid to each holder of such Vested Company Restricted Stock Award through the payroll system of the Surviving Corporation or the applicable Subsidiary as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or the applicable Subsidiary occurring at least five (5) Business Days following the Closing Date).

(ii) Effective as of immediately prior to the Effective Time, each Company Restricted Stock Award that remains outstanding immediately prior thereto and is not a Vested Company Restricted Stock Award (each, an “Unvested Company Restricted Stock Award”) shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the contingent right to receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Unvested Company Restricted Stock Award immediately prior to the Effective Time, by (y) the Merger Consideration (the “Unvested Restricted Stock Consideration”). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Unvested Restricted Stock Consideration amounts will vest and become payable in cash at the same time as the Unvested Company Restricted Stock Award from which such

Unvested Restricted Stock Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company Restricted Stock Award immediately prior to the Effective Time (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting) (except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Unvested Restricted Stock Consideration amounts, provided that no such changes shall impair the rights of the applicable holder of Unvested Restricted Stock Consideration) with respect to their receipt of the Unvested Restricted Stock Consideration. All such Unvested Restricted Stock Consideration will be subject to accelerated vesting upon a qualifying termination of employment or service without cause or constructive termination as set forth in Section 3.2(b) of the Company Disclosure Letter.

(h) Company ESPP. Prior to the Effective Time, the Company shall take all actions with respect to the Company ESPP that are necessary or desirable to provide that, subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time. As soon as practicable following the date of this Agreement, the Company Board (or, if applicable, any subcommittee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to the offering period under the Company ESPP that would otherwise be in effect on the Closing Date (notwithstanding this Section 2.7(i)), such offering period shall terminate and each then-outstanding Purchase Right (as defined in the Company ESPP) shall be exercised no later than four (4) Business Days prior to the Effective Time; (ii) no new offering period under the Company ESPP will be authorized or commenced after the date hereof; (iii) no new participants will commence participation in the Company ESPP after the date hereof; and (iv) no Company ESPP participant will be permitted to increase such participant’s payroll deduction election or contribution rate in effect as of the date hereof or to make separate non-payroll contributions on or following the date hereof, except as may be required by applicable Law. Without limiting the foregoing, the Company may, in its discretion, suspend or terminate any current or future offering periods under the Company ESPP as it deems advisable prior to the Effective Time.

(i) Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall designate and appoint a nationally recognized, reputable U.S. bank or trust company (the identity and terms of designation and appointment of which shall be subject to the reasonable prior approval of the Company) to act as the paying agent for the Company Stockholders entitled to receive Merger Consideration pursuant to Article II (the “Paying Agent”).

(j) Exchange Fund. Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to and for the sole benefit of the Company Stockholders entitled to receive the Merger Consideration pursuant to the provisions of this Article II, (which, for the avoidance of doubt, shall not include the Option Consideration, the PSU Consideration, the DSU Consideration, the Vested Restricted Stock Consideration or the Unvested Restricted Stock Consideration) (such cash amount being referred to herein as the “Exchange Fund”). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the

United States of America which are backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation in accordance with Section 2.7(l). No investment or losses thereon shall affect the consideration to which holders of Company Shares are entitled under this Section 2.7(a) and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Section 2.7(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Section 2.7(a). The Exchange Fund shall not be used for any purpose other than as expressly provided in this Agreement. The Exchange Fund shall be invested by the Paying Agent as directed by Parent or Merger Sub, in its sole discretion, pending payment thereof by the Paying Agent to the Company Stockholders as of immediately prior to the Effective Time; provided that, unless otherwise agreed by Parent and the Company prior to the Closing, any such investments shall be in obligations of, or guaranteed by, the United States government or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Earnings from such investments shall be the sole and exclusive property of Parent or Merger Sub, and no part of such earnings shall accrue to the benefit of the Company Stockholders.

(k) Payment Procedures.

(i) Following the Effective Time, Parent and Merger Sub shall cause the Paying Agent to pay the Company Stockholders that are entitled to receive the Merger Consideration pursuant to Article II such amount in respect thereof in accordance with the terms of Article II and in compliance with the terms of this Agreement.

(ii) Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), Parent or the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”), which Company Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall be in a customary form reasonably acceptable to the Company and Parent prior to the Effective Time and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall have a customary release of all claims against Parent, Merger Sub and the Company arising out of or related to such holder’s ownership of Company Shares and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree upon (a “Letter of Transmittal”) and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Paying Agent or to such other agent or agents as may be appointed in writing by Merger Sub, and upon delivery of a Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Company Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.7(n)), and any Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Certificates representing any Dissenting Company Shares, which shall represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL, or any Canceled Company Shares.

(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) as of immediately prior to the Effective Time shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed Letter of Transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to the terms hereof. In lieu thereof, each holder of record of one (1) or more Book-Entry Shares held through The Depository Trust Company whose Company Shares were converted into the right to receive the Merger Consideration shall upon the Effective Time, in accordance with The Depository Trust Company’s customary procedures (including receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it, as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.7(n)) and such Book-Entry Shares of such holder shall forthwith be canceled. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a Letter of Transmittal and (B) instructions for returning such Letter of Transmittal in exchange for the Merger Consideration the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon delivery of such Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.7(n)), and such Book-Entry Shares so surrendered shall forthwith be canceled. Payment of the Merger Consideration with respect to

Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Company Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Company Shares.

(l) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Book-Entry Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(m) Required Withholding. Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of Company Shares, Company Options, Company PSU Awards, Company DSU Awards or the Company Restricted Stock Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may reasonably be necessary to ensure any such amounts so withheld are timely and properly remitted to the appropriate Governmental Authority. Any amounts deducted and withheld under this Agreement that are properly remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(n) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(o) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the holders of the Certificates or Book-Entry Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates or Book-Entry Shares representing such Company Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 2.7(l) shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares formerly represented by such Certificates or Book-Entry Shares solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

2.8 No Further Ownership Rights in Company Shares . At the Effective Time, the stock transfer books of the Company shall be closed with respect to the Company Shares outstanding prior to the Effective Time, and thereafter there shall be no further recording or registration of transfers of such Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except the right to receive the Merger Consideration payable therefor upon the surrender of the Certificates or Book-Entry Shares representing such Company Shares immediately prior to the Effective Time in accordance with the provisions of this Article II, or Certificates and Book-Entry Shares representing Dissenting Company Shares immediately prior to the Effective Time, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Company Shares. The Merger Consideration paid to such Company Stockholders in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares, except for Certificates and Book-Entry Shares representing Dissenting Company Shares immediately prior the Effective Time, which shall represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL. Notwithstanding the foregoing, if, after the Effective Time, Certificates or any other valid evidence of ownership of Company Shares as of immediately prior to the Effective Time that have not previously been surrendered are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the applicable Merger Consideration as provided in this Agreement.

2.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit, in customary form, reasonably acceptable to Parent, of that fact by the holder thereof, the Merger Consideration payable in respect thereof; provided, however, that the Paying Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration require the owner(s) of such lost, stolen or destroyed Certificates to deliver a bond in a customary and reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.10 Further Actions. As of the Effective Time, the officers and directors of the Surviving Corporation and Merger Sub shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as applicable, any deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or Merger Sub, as applicable, or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in any Company SEC Reports filed with or furnished to the SEC since April 1, 2022 and publicly available prior to the date hereof (excluding any disclosure under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” and other disclosures to the extent predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification.

(a) The Company is duly organized and validly existing under the Laws of Delaware. Each of the Company’s Subsidiaries is duly organized and validly existing under the Laws of its respective jurisdiction of incorporation or formation. The Company and each of its Subsidiaries is in good standing (to the extent such concepts are recognized in the applicable jurisdiction) with all corporate power and authority to own, lease and operate its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has heretofore made available to Parent true, correct and complete copies of the Charter and bylaws (or similar governing documents) as currently in effect for the Company and each of its Significant Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Company Shares. At the close of business on September 3, 2023 (the “Capitalization Date”), (i) 71,960,163 Company Shares were issued and 67,110,931 Company Shares were outstanding (including 3,690,311 Company Shares subject to outstanding Company Restricted Stock Awards and 9,483 Company Shares subject to outstanding Company DSU Awards, but excluding Company Shares subject to issuance pursuant to outstanding Company Options and Company PSU Awards), (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) 4,849,232 Company Shares were held by the Company in its treasury. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Company Shares except pursuant to the exercise of the purchase rights under the Company ESPP, the exercise of Company Options or the settlement of Company DSU Awards or Company PSU Awards outstanding as of the Capitalization Date in accordance with their terms. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights.

(b) As of the close of business on the Capitalization Date (i) 937,289 Company Shares were subject to issuance pursuant to outstanding Company Options, with a weighted average exercise price of $14.86, (ii) 929,080 Company Shares were subject to issuance pursuant to outstanding Company PSU Awards, assuming, that applicable performance metrics are achieved at target levels of performance, which amount increases to 2,093,378 Company Shares if “maximum” (or “stretch”) levels are achieved, (iv) 9,483 Company Shares were subject to outstanding Company DSU Awards, (iv) 2,869,944 Company Shares were reserved for future issuance under the Company ESPP, (v) 2,964,768 Company Shares were reserved for future issuance under the Company Stock Plans (other than the Company ESPP) (excluding Company Shares subject to outstanding Company Restricted Stock Awards, Company Options, Company PSU Awards and Company DSU Awards described in Section 3.2(a) and clauses (i) through (iii) of this Section 3.2(b) above), and (vi) $275.0 million aggregate principal amount of Convertible Notes (with a conversion rate as of the date hereof equal to 38.9454 shares of Company Share per $1,000 principal amount, subject to adjustment as provided in the Convertible Notes Indenture) were issued and outstanding. Section 3.2(b) of the Company Disclosure Letter sets forth a true, correct and complete list of the Company Stock Awards outstanding as of the Capitalization Date, and with respect to each outstanding Company Stock Award, the employee number of the holder of such Company Stock Award, the grant date of such Company Stock Award, the applicable vesting schedule, and, to the extent applicable, the per share exercise price of such Company Stock Award and the expiration date.

(c) Except for the Company Stock Awards and the Convertible Notes, as of the close of business on the Capitalization Date there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations requiring the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations requiring the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Shares.

(d) Except for the Company Stock Awards and the Convertible Notes in accordance with their respective terms, as of the close of business on the Capitalization Date, (i) there were no outstanding obligations requiring the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities; (ii) there were no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company; and (iii) all outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(e) As of the close of business on the Capitalization Date, the Company or another of its Subsidiaries was the record and beneficial owner of all of the outstanding shares of, or other equity or voting interests in, capital stock of each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens), which shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights, and there are no irrevocable proxies with respect to any such shares.

(f) As of the close of business on the Capitalization Date, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(g) No Company Shares are held by any Subsidiary of the Company.

3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, any Person.

3.4 Corporate Power; Enforceability. The Company has all requisite corporate power and authority, assuming the accuracy of the representation set forth in the first sentence of Section 4.5 and subject to receipt of the Required Company Stockholder Approval, to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 4.5 and subject to receipt of the Required Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (collectively, the “Enforceability Exceptions”).

3.5 Stockholder Approval. Assuming the accuracy of the representation set forth in the first sentence of Section 4.5, other than the Required Company Stockholders Approval, no votes of the holders of any class or series of the Company’s capital stock are necessary under applicable Law and the Charter and the Company’s bylaws to adopt this Agreement and approve the Merger.

3.6 Consents and Approvals; No Violation. Assuming the accuracy of the representation set forth in the first sentence of Section 4.5 and subject to receipt of the Required Company Stockholder Approval, neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act or any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract, (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or a Lien created by Parent or Merger Sub) or (e) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except, in the case of clauses (b) through (e), inclusive, as have not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.7 Reports; Financial Statements.

(a) Since April 1, 2022, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, if amended, supplemented or superseded by a subsequent filing, as of the date of the last such amendment, supplement or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (to the extent that information contained in such Company SEC Report has been amended or supplemented by a later filed Company SEC Report prior to the date of this Agreement, as of the date of such amendment or supplement) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be described in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

(c) The Company maintains, and at all times since April 1, 2022, has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board (or a committee thereof); and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2023, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective.

(d) The Company maintains and since April 1, 2022, has maintained “disclosure controls and procedures” as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) Except for matters resolved prior to the date hereof, since April 1, 2022, none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees, auditors, accountants or other Representatives, has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, any of its Subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices, except as would not, individually or in the aggregate, reasonably be expected to be material to the preparation or accuracy of the Company’s financial statements.

3.8 No Undisclosed Liabilities. Other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any Liabilities, except (a) for liabilities disclosed on the Company’s audited balance sheet as of March 31, 2023, including the footnotes thereto, including in the Company’s Annual Report on Form 10-K the period ended March 31, 2023, (b) for liabilities incurred in the ordinary course of business since April 1, 2022, (c) for performance obligations on the part of the Company or any of its Subsidiaries pursuant to the terms of any Material Contract or Plan (other than liabilities or obligations due to breaches thereunder) and (d) for liabilities arising out of or in connection with this Agreement and the transactions contemplated hereby.

3.9 Absence of Certain Changes. From March 31, 2023 until the date of this Agreement, the Company and its Subsidiaries have not suffered any Company Material Adverse Effect. From June 30, 2023 until the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement.

3.10 Brokers; Certain Expenses. As of the date of this Agreement, no broker, finder, investment banker or financial advisor (other than the advisors set forth on Section 3.10 of the Company Disclosure Letter (such advisors the “Company Financial Advisors”), whose fees and expenses shall be paid by the Company) is or would be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements or arrangements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

3.11 Employee Benefit Matters/Employees.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a complete list as of the date of this Agreement of each material (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) employment, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, programs, policies or agreements and (iii) medical, vision, dental or other health plans, life insurance plans, or fringe benefit plans, in each case, maintained or contributed to by the Company or any of its Subsidiaries and under which the Company or any of its Subsidiaries has any material obligation or liability, excluding any plan or program that is sponsored solely by a Governmental Authority (collectively, the “Plans”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to result in disqualification of any such Plan or require corrective action to the IRS Employee Plans Compliance Resolution System to maintain such qualification. Each Plan and any related trust complies and has been established, maintained and administered in compliance with its terms and all applicable Laws, including ERISA, the Affordable Care Act and the Code. As of the date hereof, other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending against or involving any Plan or asserting any rights to or claims for benefits under any Plan, or to the Knowledge of the Company, threatened in writing. All payments and/or contributions required to have been made with respect to all Plans either have been timely made or have been accrued in accordance with the terms of the applicable Plan and applicable Law.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any ERISA Affiliate has within the previous six (6) years maintained, contributed to, or been required to or had any liability (whether contingent or otherwise) or obligation with respect to: (i) any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); (ii) any employee benefit plan that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code; (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code; (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any of its ERISA Affiliates has any liability under Title IV of ERISA.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no Plan provides for post-retirement or other post-employment welfare benefits other than (i) statutory liability for providing group health care continuation coverage as required by Section 4980B of the Code or any similar state Law (“COBRA”) or ERISA or any other applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) under an employment agreement or severance agreement, plan or policy in effect as of the date hereof or established after the date hereof in compliance with this Agreement requiring the Company or any Subsidiary to pay or subsidize COBRA or welfare plan premiums for a terminated employee or the employee’s beneficiaries following such employee’s termination.

(e) Except as required under this Agreement or as set forth in Section 3.11(e) of the Company Disclosure Letter, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries (each, a “Service Provider”) to any payment of compensation; (ii) materially increase the amount of compensation or benefits due to any current or former Service Provider; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any current or former Service Provider.

(f) Neither the Company nor any of its Subsidiaries is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) or Section 4999 of the Code.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law, and (ii) there is no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, nor are there any negotiations currently pending related to, any collective bargaining agreement or similar labor Contract, and there are no labor unions or other organizations representing or, to the Knowledge of the Company, purporting to represent or attempting to represent any employee of the Company or any of its Subsidiaries. Without limiting the foregoing, to the Knowledge of the Company there are no employee or union organizing efforts pending or threatened with respect any employee(s) of the Company or any of its Subsidiaries.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment, including Laws relating to terms and conditions of employment, health and safety, wage payment, wages and hours, classification of workers as independent contractors or employees, classification of employees as exempt or non-exempt for purposes of wage and hour laws, overtime and minimum wage, child labor, paid vacation, paid sick time, leaves of absence, meal breaks and rest periods, pay equity, restrictive covenants, immigration and work authorizations, background checks, employment discrimination, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, prevailing wages, workers’ compensation, labor relations, collective bargaining, social welfare obligations and unemployment insurance.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is delinquent in any payments to any of its or their employees or other Service Providers for any wages, salaries, bonuses, commissions, incentives, fees or other compensation earned or due with respect to their employment or services or for amounts required to be reimbursed.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, there is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating or with respect to any labor or employment practices or matters.

3.12 Litigation. Except as set forth in Section 3.12 of the Company Disclosure Letter, as of the date hereof, there is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

3.13 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries have timely filed all income and other Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns that are automatically granted by the applicable Governmental Authority) and all such Tax Returns are complete and accurate in all material respects. The Company and each of its Subsidiaries have paid all income and other material Taxes that are required to be paid (whether or not reflected as due and owing on any Tax Return), or have established an adequate reserve therefor in accordance with GAAP.

(b) There are no pending audits, examinations, assessments or other proceedings in respect of material Taxes of the Company or any Subsidiary, no such audits or proceedings have been asserted or proposed in writing, and the Company and its Subsidiaries have not received written notice of any audits or proceedings. Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations with respect to, or extended the period for the assessment or collection of, any material Tax, which waiver or extension remains in effect.

(c) In the last two (2) years, no written claim has been made by a Governmental Authority in a jurisdiction where any of the Company or any of its Subsidiaries does not file Tax Returns (or a particular type of Tax Returns) that the Company or such Subsidiary, as the case may be, is or may be subject to Tax (or subject to a particular type of Tax) in that jurisdiction.

(d) There are no liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(e) The Company and each of its Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder or other third person, and each of the Company and its Subsidiaries has complied in all material respects with all related reporting and recordkeeping requirements.

(f) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code within the past two (2) years.

(g) Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

(h) Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company or the relevant Subsidiary.

(i) Neither the Company nor any of its Subsidiaries has deferred material Taxes under any applicable law, rules and regulation, order or directive of any Governmental Authority enacted, implemented or issued in response to COVID-19, which deferred amounts remain unpaid as of the date of this Agreement.

(j) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes); (B) has been a member of an affiliated group filing a consolidated, unitary or combined or other similar Tax Return (other than an affiliated group the common parent of which is the Company or any Subsidiary of the Company); or (C) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise by operation of Law.

(k) The Company is treated as a corporation for U.S. federal income Tax purposes and has been since the date of its formation.

(l) Neither the Company nor any of its Subsidiaries (A) are, or have been, subject to Tax in a country other than the country in which it is organized or (B) currently have, or have had, a permanent establishment (as defined in any applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized.

(m) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) prepaid amount received or deferred revenue accrued outside of the ordinary course of business on or prior to the Closing Date.

Parent and Merger Sub agree and acknowledge that this Section 3.13 constitutes all of the representations and warranties with respect to Taxes, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes. Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub agree and acknowledge that neither the Company nor any of its Subsidiaries makes any representations or warranties in respect of the existence, amount, usability or any other aspect of any Tax attributes of the Company, including, but not limited to, net operating losses, capital loss carryforwards, Tax credit carryforwards, asset bases and depreciation periods.

3.14 Compliance with Law; Permits. Except as set forth in Section 3.14 of the Company Disclosure Letter, in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is, or has been since April 1, 2022, in conflict with, in material default with respect to or in violation of any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; (b) the Company and each of its Subsidiaries have all Permits required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect; (c) neither the Company nor any of its Subsidiaries has since April 1, 2022 received any written notice from any Governmental Authority threatening to revoke or suspend any such Permit; and (d) the Company and each of its Subsidiaries is in material compliance with the terms of such Permits.

3.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) except as set forth in Section 3.15(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries is now, and has been at all times since April 1, 2022, in material compliance with all applicable Environmental Laws;

(b) there is no Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries or any real property currently operated or leased by the Company or any of its Subsidiaries that remains open or unresolved;

(c) neither the Company nor its Subsidiaries has since April 1, 2022 received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability for the Company or any of its Subsidiaries relating to or arising under Environmental Laws; and

(d) since April 1, 2022 there have been no Releases of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries that would reasonably be expected to form the basis of any Legal Proceeding or Order relating to or arising under Environmental Laws and involving the Company or any of its Subsidiaries.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all material Company Registered Intellectual Property Rights, together with the name of the current owner(s), the applicable jurisdictions and the applicable application, registration or other similar identification numbers. Except as otherwise indicated, the Company or a Subsidiary of the Company is the exclusive owner of all material Company Registered Intellectual Property Rights set forth in Section 3.16(a) of the Company Disclosure Letter, free and clear of any Liens other than Permitted Liens.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries require each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company Intellectual Property Rights execute an agreement containing a present assignment to the Company or a Subsidiary of all of such employee’s or contractor’s rights to such Company Intellectual Property Rights.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all material Company Registered Intellectual Property Rights that have been issued or that have completed registration are valid and, to the Knowledge of the Company, enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since April 1, 2022, the Company and its Subsidiaries have not received written notice from any third party challenging the validity, enforceability or ownership of any Company Registered Intellectual Property Rights, nor is the Company or its Subsidiaries currently a party to any proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property Rights.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since April 1, 2022, neither Company nor any of its Subsidiaries have received any written notice from any third party that the operation of the business of Company or any of its Subsidiaries as currently conducted infringe or misappropriate the Intellectual Property Rights of any third party.

(e) To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, no third party is currently infringing or misappropriating any Company Intellectual Property Rights. The Company and its Subsidiaries are not currently a party to any proceeding (i) challenging the validity, enforceability or ownership of any Intellectual Property Rights of any third party or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes or misappropriates any Company Intellectual Property Rights.

(f) The Company and its Subsidiaries have not disclosed, delivered or licensed to any Person or agreed or obligated themselves to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, the source code for any material Company Product (“Company Source Code”), other than disclosures to employees, contractors and consultants involved in the development of material Company Intellectual Property Rights, each of whom are subject to a written agreement obligating such individual or entity to maintain the confidentiality of such Company Source Code. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice, lapse of time or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any of its Subsidiaries of any material Company Source Code, other than disclosures to employees, contractors and consultants involved in the development or maintenance of Company Intellectual Property Rights, each of whom are subject to a written agreement obligating such individual or entity to maintain the confidentiality of such Company Source Code.

(g) To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is in compliance with the terms and conditions of all licenses for the Open Source Materials used in or distributed with any Company Products in all material respects. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have not used Open Source Materials in such a way that would reasonably be expected to (i) require the disclosure or distribution of material Company Source Code, (ii) require the licensing of material Company Source Code for the purpose of making derivative works, or (iii) impose any material restriction on the consideration to be charged for the distribution of material Company Source Code.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company material Adverse Effect, to the Knowledge of the Company, (i) the Company Products do not contain any viruses, undocumented or unauthorized portals or other access (including backdoors), worms, time-bombs, key-locks, key-logs, or any other devices, codes or commands designed to disrupt or interfere with the operation of the Company Products or equipment upon which the Company Products operate, or the safety, security or integrity of the data contained therein, and (ii) the Company Products do not include or install any spyware, adware, or other similar software that monitors the use of the Company Products or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Company Product or remote computer, as applicable.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company’s and its Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, applications, and databases (collectively, “Company IT Systems”) operate as required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted and, to Knowledge of the Company, are free and clear of material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants; (ii) the Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the confidentiality, integrity, availability, privacy and security of the Company IT Systems; (iii) to the Knowledge of the Company, since April 1, 2022, there have been no material breaches, outages or unauthorized uses of the Company IT Systems; and (iv) the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery procedures.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since April 1, 2022, the Company and its Subsidiaries have complied with the Data Protection Requirements. During the past three (3) years, neither the Company nor any of its Subsidiaries has received written notice of any claim or action against the Company or its Subsidiaries with respect to alleged violations of Data Protection Requirements.

3.17 Real Property; Assets.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property that is owned by the Company or its Subsidiaries (“Owned Real Property”). Except as set forth in Section 3.17(a) of the Company Disclosure Letter, the Company has not granted, subleased, leased, assigned to any other Person, other than its Subsidiaries, any Owned Real Property. There are no pending or (to the Knowledge of the Company) threatened condemnation, expropriation, eminent domain, adverse possession, claims of adverse rights or similar proceedings affecting the use or occupancy of any Owned Real Property. The Company or its Subsidiaries collectively have good title to all of the Owned Real Property, free and clear of all Liens (other than Permitted Liens).

(b) The Company has heretofore made available to Parent true, correct and complete copies of all material leases, subleases, licenses, occupancy agreements and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (including all guaranties thereof and all material modifications, amendments, supplements, waivers and side letters thereto) (the “Real Property Leases”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiaries or, to the Knowledge of the Company, the landlord thereunder, exists under any Real Property Lease, (iv) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens, (v) neither the Company nor any of its Subsidiaries has received any written notice from any landlord under any Real Property Lease that such landlord intends to terminate such Real Property Lease, and (vi) neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

3.18 Material Contracts.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Parent and Merger Sub (or Parent’s outside counsel) true, correct and complete (subject to any necessary redactions) copies of, each Contract (other than Plans), which is in effect as of the date hereof (or pursuant to which the Company or any of its Subsidiaries has any continuing material obligations thereunder) and under which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) involves, by its terms, aggregate payments by the Company and its Subsidiaries or aggregate payments payable to the Company or any of its Subsidiaries under such Contract of more than $10,000,000 in the year ended March 31, 2023 (including by means of royalty payments);

(iii) are Contracts with service providers or clients that contain covenants that (A) limit in any material respect the freedom of the Company or any of its Affiliates to compete or engage in any line of business or in any geographic area, (B) contain any “most favored nations” terms and conditions (including with respect to pricing) binding upon the Company or any of its Affiliates, or (C) contain exclusivity obligations or otherwise limit, in any material respect, the freedom or right of the Company or any of its Affiliates to sell, distribute or develop any products or services for any other Person, except, in each case of clauses (A) through (C), for any such Contract that may be cancelled without penalty or other Liability of the Company or any of its Affiliates upon notice of sixty (60) days or less;

(iv) grants any material third party rights of first refusal, rights of first option or similar rights or options to purchase or otherwise acquire any interest in any of the material properties or assets owned by the Company or any of its Affiliates;

(v) provides for or governs the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vi) provides for the use or license by the Company or any of its Subsidiaries of any material Intellectual Property Rights owned by a third party, other than Incidental Contracts, or the joint development of products or technology with a third party;

(vii) provides for the license by the Company or any of its Subsidiaries of any of its material Intellectual Property Rights to any third party, other than Incidental Contracts;

(viii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person that has continuing contingent consideration payment obligations by the Company in excess of $5,000,000 in the aggregate in respect of such agreement;

(ix) other than solely among wholly owned Subsidiaries of the Company, relates to indebtedness for borrowed money having an outstanding principal amount in excess of $5,000,000;

(x) is a settlement, conciliation or similar agreement with or before any Governmental Authority and pursuant to which, after the date of this Agreement, the Company or any of its Subsidiaries will be required to (A) pay consideration in excess of $5,000,000 in the aggregate in respect of such agreement or (B) conduct its business in accordance with any material obligations or limitations from and after the execution of such agreement;

(xi) involves the settlement of any pending or threatened claim, action or proceeding which (1) requires payment obligations after the date hereof, in excess of $5,000,000 or (2) imposes any continuing material non-monetary obligations on the Company (which obligations shall include any monitoring or material reporting obligations to any other Person or any obligations that limit in any material respect the ability of the Company or any of its Subsidiaries to operate its business); or

(xii) is with (A) each of the ten (10) largest customers of the Company and its Subsidiaries, taken as a whole, and (B) each of the five (5) largest commercial vendors of the Company and its Subsidiaries, taken as a whole, in each case by dollar amount for the year ended March 31, 2023.

Each Contract of the type described in clauses (i) through (xii) above, other than a Plan, is referred to herein as a “Material Contract.”

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its Subsidiaries have complied with all obligations required to be performed or complied with by them under each Material Contract, (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto, and (iv) to the Knowledge of the Company, as of the date hereof neither the Company nor any of its Subsidiaries has received any written notice or claim from any third party to any Material Contract of any default, termination, intended non-renewal or cancelation under any Material Contract.

3.19 Insurance. Section 3.19 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy; and (d) as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened claims under any such policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.

3.20 Certain Payments. Except as set forth in Section 3.20 of the Company Disclosure Letter, in the past five years, none of the Company nor any of its Subsidiaries nor any of their respective directors, executives, representatives, agents or employees, directly or indirectly, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses to influence political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption Law or regulation (the “Anti-Corruption Laws”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature. The Company has maintained, and has caused each of its Subsidiaries and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the Anti-Corruption Laws, and to ensure that all books and records of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. None of the Company nor any of its Subsidiaries nor any of their respective officers, directors, executives, representatives, agents or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the Anti-Corruption Laws.

3.21 Trade Control Laws. (a) The Company and its Subsidiaries have been in compliance with all applicable import, export control, and economic and trade sanctions laws, regulations, statutes, and orders, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “Trade Laws”) and have obtained, or are otherwise qualified to rely upon, all necessary import and export licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and made any filings with, any governmental authority required for (i) the import, export, and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals (the “Trade Approvals”).

(b) Section 3.21(b) of the Company Disclosure Letter contains a complete and accurate list of all items (excluding software) manufactured, developed, or exported by the Company and its Subsidiaries over the last five years, including, for each item, the correct Export Control Classification Number (under the Commerce Control List of the Export Administration Regulations) or United States Munitions List Category (of the International Traffic in Arms Regulations), the date such classification was made, and an indication whether the item was self-classified or was the result of an agency determination.

(c) There are no pending or threatened claims against the Company or its Subsidiaries, nor any actions, conditions, facts, or circumstances that would reasonably be expected to give rise to any material future claims with respect to the Trade Laws or Trade Approvals. The Company has established sufficient internal controls and procedures to ensure compliance with the Trade Laws and has made available all of such documentation to Parent.

3.22 Health Care Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(a) The Company is, and has been at all times in the last three (3) years, in material compliance with all Health Care Laws applicable to their respective businesses. Except as set forth on Section 3.22(a) of the Company Disclosure Schedule, there has been no Legal Proceeding by or before any Governmental Authority against the Company, or Legal Proceeding threatened in writing against the Company, alleging any material failure to comply with any Health Care Laws. No Person has filed or, to the Knowledge of the Company, threatened to file against any the Company any Action under any Health Care Law, including any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. Section 3729 et seq.), in each case, other than any Legal Proceeding filed under seal that has not been disclosed to the Company.

(b) The Company is not authorized to bill, nor has it directly claimed or received reimbursement from, any Governmental Program or from any other Third-Party Payor Program for services reimbursable under such programs. The Company does not employ or contract with any physicians or other Health Care Professionals to provide professional healthcare services requiring a license or accreditation under any Health Care Laws.

(c) Neither the Company nor, to the Knowledge of the Company, any of its respective owners, officers, directors, managers, members, employees or independent contractors, (i) have, in the last three (3) years, been (A) convicted of a federal or state health care program related offense, or convicted of, charged with a violation of federal or state Health Care Law, (B) debarred, excluded or suspended from participation in any Governmental Program or any federal or state procurement or non-procurement program, or (c) subject to any order or consent decree of, or criminal, civil, or administrative fine or penalty imposed by, any Governmental Authority; or (ii) is currently, or has been in the last three (3) years, listed on the General Services Administration’s published list of parties excluded from federal procurement programs and non-procurement programs or the List of Excluded Individuals/Entities maintained by the Office of Inspector General of the United States Department of Health and Human Services.

(d) Neither the Company nor, to the Knowledge of the Company, any of its managing employees, agents (as those terms are defined in 42 C.F.R. Section 1001.2), officers, directors or any other Person described in 42 C.F.R. Section 1001.1001(a)(1)(ii) is a party to, or bound by, is currently, nor, during the last three (3) years, have they ever been a party or subject to the terms of a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services, any deferred prosecution agreement, consent decree, settlement, integrity agreement, corrective action plan, order, or other similar obligation or agreement with any Governmental Authority.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since April 1, 2022, the Company and its Subsidiaries have complied with the Data Protection Requirements. During the past three (3) years, neither the Company nor any of its Subsidiaries has received written notice of any claim or action against the Company or its Subsidiaries with respect to alleged violations of Data Protection Requirements.

(f) The Company is in compliance and has complied in the last three (3) years, to the extent applicable, with HIPAA, HITECH and the Cures Act.

(g) Since April 1, 2022, neither the Company nor to the Knowledge of the Company, any of its subcontractor Business Associates, has experienced a Breach of Unsecured PHI that would require notification to any Governmental Authority or other Person, except as set forth on Section 3.21(i) of the Disclosure Schedule. Since April 1, 2022, the Company has not made, nor been required by Data Protection Laws to make, any disclosures or other notification to any Covered Entity, Person or Governmental Authority regarding an actual or potential use or disclosure of information in violation of Data Protection Laws.

(h) Since April 1, 2022, the Company has not received: (i) any written complaints from any Covered Entity, Governmental Authority or other Person regarding the Company’s use or disclosure of PHI, (ii) or written notice or complaint of, and to the Knowledge of the Company, there are no investigations or proceedings pending or threatened with respect to any alleged Breach of Unsecured PHI or violation of HIPAA or the Cures Act.

(i) Since April 1, 2022, the Company has not received any written claim, complaint, notice, allegation, suit, proceeding, hearing, enforcement action, audit, investigation, arbitration or other similar action from any Covered Entity regarding violation of or noncompliance with, the provisions of any Business Associate Agreement between the Company and a Covered Entity.

(j) Since April 1, 2022, to the extent required by HIPAA and the Cures Act, as applicable , the Company has: (i) implemented all security management processes required by HIPAA, including a risk analysis, risk management plan, a sanction policy and information system activity review, as described at 45 C.F.R. § 164.308(a)(1)(ii); (ii) implemented all required implementation specifications and all addressable implementation specifications, as required by HIPAA; (iii) implemented appropriate corrective actions to address all material vulnerabilities in the Company’s HIPAA safeguards and controls identified through periodic assessments; (iv) created and maintained written policies and procedures required by HIPAA; and (v) trained its workforce with respect to the Company’s obligations under HIPAA and the Cures Act.

(k) Since April 1, 2022, the Company has executed business associate agreements, as required by HIPAA, with each “covered entity” or “business associate” (as such terms are defined under HIPAA) with which they contract and from which they receive or to which they provide Protected Health Information, and each business associate agreement complies with applicable requirements under HIPAA and any other requirements imposed by Covered Entity upon downstream contractors.

3.23 Related Party Transactions. No current director, officer or controlled Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.24 Opinion of Financial Advisors of the Company. The Company Board (or a committee thereof) has received the written opinion of each of the Company Financial Advisors to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the Merger Consideration to be paid to the Company Stockholders (other than holders of the Excluded Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. As of the date of this Agreement, the foregoing opinions have not been withdrawn, revoked or modified in any respect.

3.25 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in this Agreement are true, accurate and complete, the Company Board (or a committee thereof) has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the transactions contemplated hereby, and to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby.

3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, and Parent and Merger Sub expressly disclaim reliance on any representation or warranty of the Company or any other Person other than the representations and warranties expressly contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or hinder the consummation of the transactions contemplated hereby. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent. Both Parent and Merger Sub are in compliance with the provisions of their respective certificates of incorporation and bylaws (or other similar governing documents).

4.2 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Merger, and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its stockholder(s), and declared it advisable, to enter into this Agreement, (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein and (iii) recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the transactions contemplated hereby in its capacity as the sole stockholder of Merger Sub, in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated hereby.

4.3 Consents and Approvals; No Violation. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or hinder the consummation of the transactions contemplated hereby, the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under the HSR Act and any Foreign Antitrust Laws, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with or result in a breach of any provision of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound.

4.4 Litigation. As of the date hereof, there is no Legal Proceeding or governmental or administrative investigation or action pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, or seeks to, prevent, materially delay or hinder the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would, or seeks to, prevent, materially delay or hinder the consummation of the transactions contemplated hereby.

4.5 Interested Stockholder. Neither Parent nor any of its Subsidiaries (including Merger Sub), nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. None of Parent, Merger Sub nor any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or other securities of the Company or any options, warrants or other rights to acquire securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

4.6 No Other Operations. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those incidental to its formation or those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

4.7 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by and on behalf of Parent and Merger Sub.

4.8 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, the payment of the aggregate Merger Consideration and any other repayment or refinancing of debt that may be contemplated, and payment of all related fees and expenses, and assuming the accuracy of the representations and warranties set forth in Article III and assuming that the Equity Financing is funded in accordance with the Equity Commitment Letter, the Surviving Corporation will be Solvent. For purposes of this Section 4.8, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all Liabilities of the Surviving Corporation and its Subsidiaries, on a consolidated basis, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities of the Surviving Corporation and its Subsidiaries, on a consolidated basis, on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or proposed to be engaged by Parent following such date; and (c) the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be able to pay their Liabilities, including contingent and other liabilities, in the ordinary course of business as they mature.

4.9 Absence of Certain Arrangements. As of the date of this Agreement, other than this Agreement, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement, or the Merger or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time or (b) pursuant to which any (i) such holder of Company Shares would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s Company Shares, (ii) such holder of Company Shares has agreed to vote against any Superior Proposal or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.10 Equity Financing.

(a) As of the date of this Agreement, Parent has provided to the Company a true, correct and complete copy, dated as of the date of this Agreement, of the Equity Commitment Letter from the Investor, pursuant to which the Investor has committed to provide, subject only to the terms and conditions expressly set forth therein, equity financing in the amounts set forth therein (the equity financing contemplated by the Equity Commitment Letter being collectively referred to as the “Equity Financing”). As of the date of this Agreement, there are no side letters or other agreements to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the Equity Financing, other than the Equity Commitment Letter. As of the date of this Agreement, (A) the Equity Commitment Letter, in the form provided to the Company, (i) has not been amended, supplemented, terminated, rescinded or modified (and no waiver of any provision thereof has been granted) and, to the Knowledge of Parent, no such amendment, supplement, termination, rescission or modification is contemplated, and (ii) is a legal, valid and binding obligation of Parent, Merger Sub and, to the Knowledge of Parent, the Investor, is in full force and effect, and is enforceable in accordance with the terms thereof against Parent, Merger Sub and, to the Knowledge of Parent, the Investor, subject, in each case, to the effect of any Enforceability Exceptions, and (B) assuming the truth and accuracy of the representations and warranties in Article III and subject to the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, to the Knowledge of Parent, no event has occurred which would result in a breach of or constitute a default under (or an event which with notice or lapse of time or both would result in any breach of or constitute a default under) or result in a failure to satisfy a condition precedent, in each case, on the part of Parent, Merger Sub or the Investor that would prevent or materially delay or impede the Closing.

(b) Assuming the truth and accuracy of the representations and warranties in Article III and subject to the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 and that the Equity Financing is funded and applied in accordance with the Equity Commitment Letter, Parent and Merger Sub will have on the Closing Date aggregate funds, together with cash on hand or other sources of immediately available funds, sufficient to pay the aggregate Merger Consideration (the “Aggregate Consideration”) and any other amounts required to be paid by Parent or Merger Sub on the Closing Date in connection with the consummation of the transactions contemplated hereby (including any fees and expenses of or payable by Parent or Merger Sub on the Closing Date in connection with the transactions contemplated hereby) (such amount, the “Required Amount”).

(c) As of the date of this Agreement, the Equity Commitment Letter (i) contains all of the conditions precedent to the obligations of the Investor to make the applicable portion of the Required Amount available to Parent and Merger Sub on the terms set forth therein, and (ii) does not contain any contingencies that would permit the Investor to reduce, or rescind its obligation to provide, the total amount of the Financing below the amount required to pay the Required Amount. As of the date of this Agreement, the obligations and commitments contained in the Equity Commitment Letter have not been withdrawn or rescinded in any respect. As of the date hereof, each of Parent and Merger Sub, as applicable, has fully paid, or caused to be fully paid, any and all commitment fees or other fees to the extent required to be paid on or prior to the date hereof in connection with the Equity Financing.

(d) The Equity Commitment Letter provides, and will continue to provide, that the Company is an express third party beneficiary of the Equity Commitment Letter, and, subject to Section 9.8, the Company is (on its own behalf and on behalf of the Company Stockholders) entitled to enforce, directly or indirectly, the Equity Commitment Letter in accordance with its terms against the Investor.

(e) Parent and Merger Sub acknowledge and agree that it is not a condition to the Closing or to any of the other obligations under this Agreement that Parent and Merger Sub obtain financing for or relating to the transactions contemplated hereby (including the Equity Financing contemplated by the Equity Commitment Letter or any debt financing).

(f) Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, correct and complete copy of a duly executed limited guarantee of the Investor, dated as of the date of this Agreement (the “Limited Guarantee”). The Limited Guarantee is (a) a legal, valid and binding obligation of the Investor, (b) enforceable against the Investor in accordance with its terms, and (c) in full force and effect, subject, in the case of clauses (a) and (b), to the effect of any Enforceability Exceptions. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Investor under the Limited Guarantee. As of the date hereof, Parent does not have any reason to believe that any of the conditions to providing the Limited Guarantee will not be satisfied on a timely basis on or prior to the Closing Date or that the full amount of the Limited Guarantee will not be available to Parent on the Closing Date. Neither Parent nor Merger Sub is aware of any fact, event or other occurrence that makes any of the representations or warranties of Parent or Merger Sub in the Limited Guarantee misleading or inaccurate in any material respect. The Limited Guarantee contains all of the conditions precedent and other conditions and contingencies to the obligations of the parties thereunder to make the full amount of the Limited Guarantee available to Parent on the terms therein. There are no side letters or other agreements, arrangements or understandings (written or oral) to which Parent or any of its Affiliates is a party related (directly or indirectly) to the Limited Guarantee other than as expressly set forth in the Limited Guarantee, other than any expense reimbursement or similar agreements by and among Parent (or its Affiliates) or its direct or indirect equity investors that do not adversely affect the ability of Parent to perform its obligations thereunder.

4.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Parent, Merger Sub nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or with respect to any other information provided to the Company in connection with the transactions contemplated hereby. Parent and Merger Sub each acknowledges and agrees (individually and on behalf of each of their respective Affiliates and any Representatives of any of the foregoing) that, except for the representations and warranties expressly set forth in Article III (a) none of the Company, its Affiliates, any of their respective Representatives or any other Person makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and entry into this Agreement, and none of Parent, Merger Sub, any of their respective Affiliates or any Representative of any of the foregoing is relying on any representation or warranty of the Company, any of its Affiliates, any Representative of any of the foregoing or any other Person except for those expressly set forth in Article III of this Agreement, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company or any of its Subsidiaries or their businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not and has not been be relied upon by Parent, Merger Sub, any of their respective Affiliates or any Representative of any of the foregoing as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub, any of their respective Affiliates or any Representatives of any of the foregoing are not and shall not be deemed to be or include representations or warranties of the Company, any of its Affiliates, any Representative of any of the foregoing or any other Person unless and only to the extent any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Conduct of Business of the Company. Except (a) as described in Section 5.1 of the Company Disclosure Letter or as expressly permitted under Section 5.2 or Section 5.3, (b) as required by applicable Law (including any reasonable actions after notice has been provided to Parent or Parent’s counsel as may be taken in response to acts or war or sanctions imposed in connection with the current dispute involving the Russian Federation and Ukraine, including relating to Belarus), (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (x) the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization and to preserve the present relationships with those Persons having significant business relationships with the Company or any of its Subsidiaries; provided, that the Company or any of its Subsidiaries may take such reasonable actions after notice has been provided to Parent or Parent’s counsel as may be taken in response to acts or war or sanctions imposed in connection with the current dispute involving the Russian Federation and Ukraine, including relating to Belarus, and (y) without limiting the generality of the foregoing, the Company will not, and will not permit any of its Subsidiaries to:

(i) adopt any amendments to the Charter or bylaws (or other similar governing documents) of the Company;

(ii) issue, sell, grant rights to purchase, pledge, or authorize or propose the issuance, sale, grant of rights to purchase or pledge, any Company Securities, other than Company Shares issuable with respect to the exercise, vesting or settlement of Company Stock Awards outstanding as of the date hereof or granted in compliance with this Agreement;

(iii) acquire or redeem or offer to acquire or redeem, directly or indirectly, or amend any Company Securities, other than in connection with the satisfaction of exercise price and/or Tax withholding obligations in connection with the vesting, settlement and/or exercise of any Company Stock Award or the reacquisition of Company Securities upon any forfeiture or repurchase of any Company Restricted Stock Award;

(iv) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);

(v) (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any material business, assets or securities (other than, in each case, (i) capital expenditures in accordance with subclause (xiv) below and (ii) any acquisition of services in the ordinary course of business consistent with past practice) for consideration in excess of $15,000,000, (B) sell, lease, or otherwise dispose of any material assets of the Company or any of its Subsidiaries with a fair market value in excess of $15,000,000, except (1) pursuant to Contracts or commitments existing as of the date of this Agreement, (2) sales of products or services in the ordinary course of business consistent with past practice, (3) Incidental Contracts, (4) non-exclusive licenses entered into in the ordinary course of business consistent with past practice, (5) dispositions of marketable securities in the ordinary course of business consistent with past practice, and (6) dispositions or abandonments of immaterial tangible assets in the ordinary course of business and consistent with past practice, or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(vi) incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money;

(vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (except wholly owned Subsidiaries of the Company) in an amount not to exceed $5,000,000 in the aggregate;

(viii) make any loans, advances (other than for ordinary course business expenses consistent with past practice or pursuant to the Company’s governing documents or existing indemnification obligations) or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company) in excess of $5,000,000, except for advancement of expenses (A) under any indemnification agreement, (B) the Charter, bylaws or similar governing documents of the Company or any of its Subsidiaries or (C) made in the ordinary course of business consistent with past practice;

(ix) change, in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(x) change any annual Tax accounting period, make or change any material Tax election, amend any material Tax Return, settle any material Tax claim or assessment, consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment, or enter into a closing agreement with any Governmental Authority regarding any material Tax, in each ease, other than as required by applicable Law or in the ordinary course of business;

(xi) except to the extent required by this Agreement, applicable Law or the existing terms of any Plan or Contract: (A) materially increase the compensation or benefits payable or to become payable to any executive officers, employees, individual independent contractors or other Service Providers of the Company or any of its Subsidiaries, (B) amend any Plan, or establish, adopt, or enter into any new such arrangement that if in effect on the date hereof would be a Plan (except for adoptions, amendments or terminations in the ordinary course of business that do not materially increase costs to the Company or any of its Subsidiaries, and further excluding any offer letters that provide for no severance or change in control benefits), (C) accelerate the vesting, exercisability or funding under any Plan, (D) enter into any new or amend any existing severance, change in control and retention arrangements with any Service Providers, or (E) terminate (other than for cause or due to death or disability) the employment of or hire any employee with a title of Vice President or above or who is eligible to earn an annualized base salary, wage, fees or equivalent base compensation greater than $150,000, except in the ordinary course of business to replace employees in such roles who have terminated employment;

(xii) enter into any collective bargaining or similar labor Contract or (B) effectuate or announce any plant closing, mass layoff, furlough or other event affecting in whole or in part any site of employment, facility, office, or operating unit that would require advance notice under the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable law (individually and collectively, as applicable, the “WARN Act”) or that would result in material liability or obligation to the Company or any of its Subsidiaries under the WARN Act;

(xiii) make or authorize any material capital expenditure or incur any obligations, Liabilities or indebtedness in respect thereof, except for (A) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of this Agreement and (B) any unbudgeted capital expenditure, in an amount not to exceed, in any year, in the aggregate, $10,000,000;

(xiv) settle any suit, action, claim, proceeding or investigation other than as contemplated by Section 6.10 or a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(xv) except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract; or (B) materially modify, materially amend or terminate (other than expirations in accordance with its terms) any Material Contract or waive, release or assign any material rights or material claims thereunder; provided, that any Material Contract (x) described by the definition set forth in Section 3.18(a)(viii) shall be exclusively governed by Section 5.1(v) and (y) described by the definition set forth in Section 3.18(a)(ix) shall be exclusively governed by Section 5.1(vi);

(xvi) except in the ordinary course of business or in the reasonable business judgment of the Company or any of its Subsidiaries, license, sell, transfer, dispose of, abandon, cancel, knowingly allow to lapse, or fail to use commercially reasonable efforts to renew, maintain or defend any material Company Registered Intellectual Property Rights; or

(xvii) offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2 No Solicitation.

(a) Subject to Section 5.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither the Company nor any of its Subsidiaries shall, nor shall they authorize or knowingly permit any of their Representatives to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or facilitate, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any material non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other material non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to encourage or facilitate the making, submission or announcement of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (except to notify any Person of the provisions of this Section 5.2), or (iv) adopt, approve or enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Acquisition Transaction. Subject to Section 5.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall, and shall cause its and their Representatives to, immediately cease all existing discussions or negotiations with any Person (other than Parent, Merger Sub and their Representatives) conducted prior to the date of this Agreement with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal. Promptly after the date of this Agreement, the Company will terminate access by any Person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each Person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Acquisition Proposal promptly return to the Company or destroy all non-public documents and materials containing material non-public information of the

Company that has been furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may (A) participate in discussions in order to seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) inform a Person that has made or is considering making an Acquisition Proposal of the provisions of this Section 5.2.

(b) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, as promptly as practicable, and in any event within twenty-four (24) hours following receipt of an Acquisition Proposal, the Company shall (i) provide Parent with written notice thereof, which notice shall indicate the identity of the Person making of such Acquisition Proposal and (ii) communicate to Parent the material terms and conditions thereof (and the documentation and other written materials received from such Person or such Person’s Representatives in respect thereof). The Company shall keep Parent reasonably informed on a reasonably prompt basis with respect to the status of or any material changes to the material terms and conditions of an Acquisition Proposal submitted to the Company. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.2(b) will be subject to the terms of the Confidentiality Agreement.

(c) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, if after the date of this Agreement and prior to the receipt of the Required Company Stockholder Approval, the Company or any of its Representatives has received an Acquisition Proposal from any Person or group of Persons that did not result from a Willful Breach of this Section 5.2, then (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making the Acquisition Proposal or its or their Representatives and financing sources to clarify the terms and conditions thereof, to request that any Acquisition Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.2 and (ii) if the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (A), (B) or (C) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and any of its Representatives may (A) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons, (B) furnish information with respect to the Company and its Subsidiaries to the Person or group of Persons making such Acquisition Proposal (provided that (x) the Company shall promptly provide or make available to Parent any non-public information concerning the Company that is provided to such Person or group of Persons and which was not previously provided or made available to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person or group of Persons) and (C) participate and engage in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal regarding such Acquisition Proposal. Prior to or concurrently with the Company first taking any of the actions described in clauses (A), (B) or (C) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board (or a committee thereof) made pursuant to clause (ii) of the immediately preceding sentence. From the date of this Agreement until the earlier to occur of the valid termination of this Agreement in accordance with its terms and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate, amend or otherwise modify, any provision of any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof); provided, that the Company shall be permitted to waive, terminate, amend or otherwise modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar agreement if the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(d) The Company agrees that any material breach of this Section 5.2 by any of its Representatives (acting as such at the direction of or on behalf of the Company) will be deemed to be a breach of this Agreement by the Company.

5.3 Company Board Recommendation.

(a) Subject to the terms of this Section 5.3, the Company Board (or a committee thereof) shall effect the Company Board Recommendation.

(b) Subject to Section 5.3(c), neither the Company Board nor any committee thereof shall (i) withdraw, amend, modify or qualify in a manner materially adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner materially adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) publicly approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal, (iii) if an Acquisition Proposal structured as a tender or exchange offer is publicly announced or publicly commenced, fail to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act; (iv) if an Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation); or (v) fail to include the Company Board Recommendation in the Proxy Statement (each of clauses (i), (ii), (iii), (iv) and (v), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, shall not be deemed to be a Company Board Recommendation Change.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, after the date of this Agreement and prior to the receipt of the Required Company Stockholder Approval, the Company Board (or a committee thereof) may (i) in response to the receipt of (x) an Acquisition Proposal received after the date hereof that did not result from a Willful Breach of Section 5.2, or (y) the occurrence an Intervening Event, effect a Company Board Recommendation Change, or (ii) in response to the receipt of an Acquisition Proposal received after the date hereof that did not result from a Willful Breach of Section 5.2, enter into a definitive agreement with respect to such applicable Acquisition Proposal and terminate this Agreement pursuant to Section 8.1(c)(ii), provided that (A) the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) in the case of receipt of an Acquisition Proposal, the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, (C) the Company provides written notice to Parent at least four (4) Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii) of its intent to take such action, specifying the reasons therefor (a “Change of Recommendation Notice”), and (D) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii), the Company shall, and shall use commercially reasonable efforts to cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of this Agreement pursuant to Section 8.1(c)(ii) and (E) no earlier than the end of such four (4) Business Day period, the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any proposed amendments to the terms and conditions of this Agreement agreed to in writing by Parent during such four (4) Business Day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation Notice in the case of a Superior Proposal, in the event of any material change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the material terms or conditions of such Acquisition Proposal, the Company shall provide a new Change of Recommendation Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 8.1(c)(ii) following delivery of such new Change of Recommendation Notice shall again be subject to clause (C) of the immediately preceding sentence, except that references to four (4) Business Days shall be deemed to be two (2) Business Days.

(d) Nothing in this Agreement shall prohibit the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders if the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law.

5.4 Proxy Statement; Company Stockholder Meeting.

(a) As promptly as reasonably practicable, and in no event later than the twenty-first (21st) calendar day, following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement in preliminary form, as required by the Exchange Act, relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Unless the Company Board (or a committee thereof) shall have effectuated a Company Board Recommendation Change in accordance with Section 5.3, the Proxy Statement shall include the Company Board Recommendation with respect to the Merger. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) with respect to the Proxy Statement or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall promptly provide Parent with copies of all correspondence relating to the Proxy Statement between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Each of the parties hereto shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Company shall use its commercially reasonable efforts so that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to cause the definitive Proxy Statement to be mailed to the Company Stockholders as of the record date established for the Company Stockholder Meeting as promptly as reasonably practicable after the date of this Agreement, and in no event more than ten (10) Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding in writing to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response to the extent permitted by applicable Law and shall include any such comments reasonably proposed by Parent; provided, however, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent from and after any Company Board Recommendation Change. The Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as permitted by applicable Law following the filing thereof.

(b) Parent shall, as promptly as practicable, use reasonable best efforts to furnish to the Company all information concerning Parent and Merger Sub as may be requested by the Company in connection with the Proxy Statement, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and shall otherwise assist and reasonably cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Parent will, upon request of the Company, use its reasonable best efforts to confirm and/or supplement the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) In accordance with the Charter and bylaws of the Company and the requirements of the NASDAQ and the DGCL, the Company shall use reasonable best efforts to, as promptly as reasonably practicable (but subject to the last sentence of this Section 5.4(c) and the timing contemplated in Section 5.4(a)), (x) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and establish a record date for and give notice of a meeting of Company Stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) and (y) mail to the holders of Company Shares as of the record date established for the Company Stockholder Meeting a Proxy Statement and all other proxy materials (such date, the “Proxy Date”) and if necessary to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental, or supplemented proxy material, and, if required in connection therewith, re-solicit proxies so long as no Company Board Recommendation Change has been effected. The Company shall use reasonable best efforts to duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that the Company may postpone, recess or adjourn the Company Stockholder Meeting: (i) with the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum, (iii) to solicit additional proxies for the purpose of obtaining the Required Company Stockholder Approval, or (iv) after consultation with Parent to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws or the directors’ fiduciary duty and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company Stockholders prior to the Company Stockholder Meeting; provided, further, that, without the prior written consent of Parent, the Company Stockholders Meeting shall not be postponed, recessed or adjourned to a date that is (i) more than thirty (30) calendar days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments, recesses or postponements required by applicable Law). Unless the Company Board (or a committee thereof) shall have effected a Company Board Recommendation Change in accordance with Section 5.3, the Company shall use its commercially reasonable efforts to solicit proxies in favor of the adoption of this Agreement and to solicit the Required Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is validly terminated. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the adoption of this Agreement, (ii) the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, (iii) adjournment of the Company Stockholder Meeting, and (iv) any other matters as required by applicable Law shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Shares at the Company Stockholder Meeting.

(d) If at any time prior to the Effective Time and the occurrence of any Company Board Recommendation Change any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, is required to be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

(e) The Company covenants and agrees that the Proxy Statement (including any letter to stockholders, the notice of meeting and form of proxy and any other document incorporated by reference therein, in each case including any amendments or supplements thereto) at the date mailed to the Company Stockholders and at the time of any meeting of the Company Stockholders to be held in connection with the Merger, when it is filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to (i) statements therein relating to Parent and its Affiliates, including

Merger Sub, or based on information supplied by Parent or Merger Sub for inclusion in the Proxy Statement or (ii) any financial projections or conditional or forward-looking statements. The Proxy Statement (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

(f) Parent covenants and agrees that the information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company Stockholders and at the time of the meeting of the Company Stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and except to the extent that any action is governed by a different covenant or obligation hereunder (including, without limitation, any covenant or obligation set forth in Article V or Section 6.11) each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and each of the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause each of the conditions to the Merger set forth in Article VII to be satisfied, in each case as promptly as practicable after the date of this Agreement; (ii) subject to Section 6.2, obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger; (iii) resist, contest, appeal and remove any Legal Proceeding and have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the consummation of the transactions contemplated by this Agreement (including any Legal Proceeding or Order in connection with the matters contemplated by Section 6.2), (iv) upon the written request of Parent or Merger Sub, obtain all necessary or appropriate Consents under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby and (v) reasonably cooperate with the other party or parties with respect to any of the foregoing. In addition to the foregoing, and except to the extent that any action is governed by a different covenant or obligation hereunder (including any covenant or obligation set forth in Article V), neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee,

“profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability that is not conditioned upon the consummation of the Merger, to obtain any Consent of any Person (including any Governmental Authority) under any Contract.

(b) Parent agrees, on behalf of itself and its Affiliates, that, between the date of this Agreement and earlier of (1) the valid termination of this Agreement in accordance with its terms and (2) the Effective Time, Parent shall not, and shall cause its Affiliates not to, directly or indirectly, (i) acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would or would reasonably be expected to (A) result in any material delay in obtaining, or materially increase the risk of not obtaining, any Consent of any Governmental Authority required in connection with the transactions contemplated hereby (including the Merger) or (B) restrict, prevent, prohibit, impede or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, or (ii) take or agree to take any other action (including entering into agreements with respect to any equity investments, joint ventures, acquisitions, mergers, consolidations or business combinations) which would or would reasonably be expected to (X) result in any material delay in obtaining, or materially increase the risk of not obtaining, any Consent of any Governmental Authority required in connection with the transactions contemplated hereby (including the Merger) or (Y) restrict, prevent, prohibit, impede or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

6.2 Antitrust Obligations.

(a) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file (x) with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act and (y) any other submission required pursuant to any applicable Foreign Antitrust Law, as soon as practicable after the date of this Agreement but with respect to the foregoing clause (x) in no event later than ten (10) Business Days following the date of this Agreement (unless a later date is mutually agreed between the parties). Each of Parent and the Company shall use reasonable best efforts to (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any foreign Governmental Authority responsible for the enforcement of any Foreign Antitrust Law, and (iv) take any and all actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any Foreign Antitrust Laws as soon as practicable (and in any event by the date that is at least five (5) Business Days before the Termination Date), and to avoid any impediment to the consummation of the Merger under any Antitrust Laws, including (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, conduct of business restrictions, a sale or disposition of such assets or businesses as are required to be divested or a license or grant of commercialization rights to businesses, product lines, fields of use, divisions, business arrangements, Contracts, assets or interests therein of the Surviving Corporation and its Subsidiaries, (2) amending any venture or other arrangement of the Surviving Corporation and its Subsidiaries, (3) cooperating with each other and using their respective reasonable best efforts to contest and resist any Legal Proceeding and to have vacated, lifted, reversed or overturned any Order that may result from such Legal Proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and (4) otherwise taking or committing to take actions after the Closing with respect to one or more of the businesses, product lines, fields of use, or assets of the Surviving Corporation and its Subsidiaries, including notification of acquisitions that would not otherwise be required under the HSR Act or any foreign Antitrust Laws, in each case, as may be required in order to enable the consummation of the transactions contemplated hereby, including the Merger, to occur as soon as reasonably practicable (and in any event no later than the Termination Date) and to otherwise avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby, including the Merger (the actions referred to in clauses (1), (2), (3) and (4), “Remedy Actions”); provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, (A) in no event shall Parent, the Company or their respective Affiliates be required to proffer, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the closing of the Merger and (B) nothing in this Agreement shall require Parent, Merger Sub or their respective Affiliates to, and the Company shall not, without the prior written consent of Parent, commit to or effect any action (x) with respect to the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties or businesses of Affiliates of Parent or Merger Sub (other than Parent and Merger Sub) or (y) that, individually or in the aggregate, would, or would reasonably be expected to, have a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Further, and for the avoidance of doubt, without the written consent of the Company, Parent will not extend any waiting period under the HSR Act (by pull and refile, or otherwise) or enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other Governmental Authority not to consummate the transactions contemplated by this Agreement.

(b) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Law with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings and conference calls with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger, (iv) closely cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger and (vii) closely cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 7.1(b) and Section 7.1(c). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or to remove references concerning the valuation of the Company or confidential competitively sensitive business information of the Company. Notwithstanding the foregoing, Parent, Merger Sub and the Company shall cooperate with one another to devise and implement the strategy and timing for obtaining any Consents required or sought from any Governmental Authority in connection with the Merger and each of the other transactions contemplated by this Agreement; provided, that such strategy shall be designed to obtain such Consents as promptly as reasonably practicable but in no event later than five (5) Business Days prior to the Termination Date.

(c) Each of Parent, Merger Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 6.2(a) are required to be made, and whether any other Consents not contemplated by Section 6.2(a) are required to be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such Consents that the parties determine are required to be made or obtained in connection with the transactions contemplated hereby.

6.3 Public Statements and Disclosure. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not, and shall cause their respective controlled Affiliates not to, issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcement, (b) with respect to any press release or other public statement by the Company permitted by Section 5.3 (including to announce a Company Board Recommendation Change in accordance with Section 5.3) or otherwise made by the Company from and after any Company Board Recommendation Change or (c) statements consistent in all material respects with any release, disclosure or other public statements previously made in accordance with this Section 6.3, or (d) public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 6.3, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby. The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent (which approval shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary set forth in this Agreement, nothing herein shall restrict Parent or the Debt Financing Sources or their respective Affiliates or Representatives from making customary announcements and communications in connection with the arrangement and consummation of the Debt Financing; provided, that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.

6.4 Anti-Takeover Laws. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent, Merger Sub, this Agreement, the Merger or any other transactions contemplated by this Agreement, then Parent, Merger Sub and the Company shall cooperate and take all action reasonably available to render such Law inapplicable to the foregoing; provided, however, that nothing in the foregoing shall be interpreted to require the Company Board (or a committee thereof) to take any action that would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or following a Company Board Recommendation Change. Neither Parent, Merger Sub nor the Company will take any action that would cause this Agreement, the Merger or the other transactions contemplated by this Agreement to be subject to the requirements imposed by any such Laws; provided, however, that nothing in the foregoing shall be interpreted to require the Company Board (or a committee thereof) to refrain from taking any action that would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or any other action following a Company Board Recommendation Change.

6.5 Access. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall (and shall cause its Subsidiaries to) afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company or its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (ii) granting such access would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under, or give a third party the right to terminate or accelerate an obligation under, any then effective Contract to which the Company or any of its Subsidiaries is a party, (iii) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (iv) such documents or information relate to the evaluation or negotiation of this Agreement, the transactions contemplated hereby or, subject to Section 5.2, an Acquisition Proposal or Superior Proposal. In the event that the Company does not provide access or information in reliance on clauses (i), (ii), or (iii) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive such a privilege, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that the Company reasonably determines would not would jeopardize the health and safety of any employee of the Company or its Subsidiaries. Any investigation conducted pursuant to the access contemplated by this Section 6.5 (1) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, and (2) shall be subject to the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.5. Nothing in this Section 6.5 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information, subject to the Company’s obligations under Section 6.11.

6.6 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and, Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements to the extent made available to Parent between (A) the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries and (B) any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise and any Person serving or who served as a director, officer, member, trustee or fiduciary of any of the foregoing at the request of the Company or any of its Subsidiaries, in each case, prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the Charter or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation, and its Subsidiaries, to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law or as provided below.

(b) Without limiting the generality of the provisions of Section 6.7(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent and the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement of or in connection with any threatened or actual action, suit, claim, proceeding, investigation, arbitration or inquiry, whether civil, criminal, administrative or investigative (each an “Indemnified Proceeding”), to the extent such Indemnified Proceeding arises directly or indirectly out of or pertains or relates directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (including as a fiduciary with respect to any employment benefit plan) or by reason of the fact that such Indemnified Person is or was serving at the request of the Company or its Subsidiaries as such (including as a fiduciary with respect to any employee benefit plan) of another Person (regardless, in each case, of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation a written notice asserting a claim for indemnification under this Section 6.7(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent and the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any Indemnified Proceeding for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such Indemnified Proceeding upon receipt of an undertaking, to the extent required by Law, by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder. None of Parent, the Surviving Corporation or an Indemnified Person shall settle, compromise or consent to the entry of any judgment in any threatened or actual Indemnified Proceeding for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Indemnified Proceeding or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain for the benefit of the directors and officers of the Company and its Subsidiaries, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event providing coverage not less favorable to the insured persons than the policies of the Company and its Subsidiaries in effect as of the date of this Agreement; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase coverage as favorable to the insured persons as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, and if requested by Parent, the Company shall use reasonably best efforts to so obtain such prepaid policies prior to the Effective Time. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain the D&O Insurance “tail” policy in full force and effect and continue to honor their respective obligations thereunder, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time.

(d) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or engages in any division transaction, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.7.

(f) This Section 6.7 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives, and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person. The rights provided under this Section 6.7 shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise.

6.8 Employee Matters.

(a) For the period commencing at the Effective Time and ending on the earlier of (x) the date that is twelve (12) months following the Effective Time and (y) the date on which the employment of a Continuing Employee terminates, Parent, the Surviving Corporation or any of their respective Affiliates shall provide each Continuing Employee with compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to Continuing Employees immediately prior to the Effective Time.

(b) Effective as of the Effective Time and thereafter, Parent and its Affiliates shall recognize, or shall cause the Surviving Corporation to recognize, each Continuing Employee’s employment or service with the Company (including any current or former Affiliate thereof or any predecessor) prior to the Closing for all purposes (other than the accrual of or entitlement to pension benefits or retirement welfare benefits), including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Surviving Corporation, Parent or any of their respective Affiliates (other than the accrual of or entitlement to pension benefits or post-retirement welfare benefits), including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans, except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, effective as of the Effective Time and thereafter, Parent and its Affiliates shall, or shall cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Surviving Corporation, Parent or any of their respective Affiliates to be waived with respect to Continuing Employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Plan in which such Continuing Employee participated immediately before the Effective Time and (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by such Continuing Employee and his or her eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of Parent or an Affiliate of Parent during the portion of the calendar year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or an Affiliate of Parent.

(c) Unless otherwise directed in writing by Parent at least ten (10) Business Days prior to the Effective Time, the Company Board will authorize the full vesting of all account balances under and termination of any and all Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the Closing Date. Each Continuing Employee who is a participant in a 401(k) plan of the Company (each, a “401(k) Participant”) will be allowed to participate, effective as of the Effective Time, in a tax qualified plan which includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code that is sponsored by Parent or an Affiliate of Parent (the “Parent 401(k) Plan”). Parent will use commercially reasonable efforts, or will cause an Affiliate to, take all actions necessary so that the Parent 401(k) Plan will accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) from the 401(k) Plan of the Company, and Parent (or its affiliate) will thereafter maintain such loan under the Parent 401(k) Plan.

(d) Without limiting the generality of Section 6.8(a), annual cash and short-term bonus or incentives for the fiscal year in which the Effective Time occurs shall be treated as set forth in Section 6.8(d) of the Company Disclosure Letter.

(e) The provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.8 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment of any Continuing Employee at any time and for any reason or alter the at-will nature of any Continuing Employee’s employment; (ii) require Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to continue any Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) amend any Plans or other employee benefit plans or arrangements.

6.9 Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

6.10 Certain Litigation(a) . Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall promptly notify Parent of any Legal Proceeding brought by the stockholders of the Company or other Persons (other than Parent, Merger Sub, or its Affiliates) against the Company or any of its directors, officers or the Representatives of the Company arising out of or relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed with respect to the status thereof. Without limiting the preceding sentence, subject to the preservation of privilege and confidential information, and other than with respect to matters related to any Company Board Recommendation Change if the Company Board (or a committee thereof) has made a Company Board Recommendation Change, prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall give Parent the right to participate in (but not control) the defense (including by allowing for advanced review and comment on all filings or responses to be made in connection therewith) or settlement (including the right to participate in (at the participating party’s expense) the negotiations, arbitrations or mediations with respect thereto) of any such Legal Proceeding, and the Company will in good faith give consideration to Parent’s advice with respect to such Legal Proceeding and the underlying strategy documentation with respect thereto. Prior to the earlier of the Effective Time or the termination of this Agreement, no such settlement relating to this Agreement or the transactions contemplated thereby shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.11 Financing Cooperation.

(a) During the period from the date of this Agreement through the earlier of the Closing Date or the date of termination of this Agreement, the Company shall use reasonable best efforts to provide, and shall cause its Subsidiaries and their respective Representatives to use reasonable best efforts to cause their respective Representatives to provide, in each case at Parent’s sole cost and expense, such customary cooperation as may be reasonably requested in writing (which, for purposes of this Section 6.11 may be through email) by Parent in connection with the arrangement of the debt financing for the transactions contemplated by this Agreement (the “Debt Financing”), including using reasonable best efforts to: (i) furnish as promptly as practicable pertinent and customary information (and supplementing such information to the extent any such information contains any untrue statement of a material fact or omits to state a material fact necessary to make such information not materially misleading in light of the circumstances under which such statements were made, when considered as a whole (after giving effect to all supplements and updates thereto through the date furnished)) regarding the Company and its Subsidiaries as may be reasonably requested by Parent in connection with the Debt Financing and customarily required for the completion of similar financings; (ii) assist in preparation for and upon reasonable notice and at reasonable times and locations, participate in a reasonable number of meetings, presentations and road shows with arrangers or agents, prospective lenders and other investors and sessions with rating agencies and accountants, due diligence sessions and drafting sessions (in each case which may be telephonic or virtual meetings or sessions, as circumstances require) and otherwise cooperate with the marketing and due diligence efforts for any of the Debt Financing; (iii) provide Parent and the Debt Financing Sources, at least four (4) Business Days prior to the Closing Date, with all documentation and other information with respect to the Company and its Subsidiaries as shall have been reasonably requested in writing by Parent or any Debt Financing Source at least eight (8) Business Days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, and the requirements of 31 C.F.R. §1010.230; (iv) execute and deliver any guarantee, pledge and security documents, other definitive financing documents (including, to the extent regarding the Company or its Subsidiaries, the schedules thereto), or other certificates or documents as may be reasonably requested by Parent, including the use of reasonable best efforts to provide original copies of all certificated securities (with transfer powers executed in blank) to the extent in the possession of the Company or its Subsidiaries, (v) furnish Parent as promptly as practicable the Required Financial Information, (vi) provide reasonable and customary assistance to Parent and the Debt Financing Source (A) in obtaining any corporate credit and family ratings from any ratings agencies to the extent required in connection with the Debt Financing and (B) in the preparation of customary offering documents, lender presentations, private placement memoranda, bank information memoranda, syndication memoranda, ratings agency presentations (including executing customary authorization and representation letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors and containing representations with respect to the presence of or absence of material non-public information relating to the Company and its Subsidiaries and the accuracy of the information relating to the Company and its Subsidiaries contained therein, provided, that when furnished or considered as a whole, such materials are or will be, complete and correct in all material respects (after giving effect to any supplements thereto) and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, when considered as a whole (after giving effect to all supplements and updates thereto through the date furnished)) and other customary marketing material for the Debt Financing; (vii) provide reasonable and customary assistance to assist Parent in producing any pro forma financial statements and data regarding the Company and its Subsidiaries to the extent required by the Definitive Financing Agreements; provided that it is understood that the Company and its Subsidiaries shall not be (A) responsible for preparing such pro forma financial information or (B) required to provide any information or assistance relating to (x) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates and fees and expenses related to such debt and equity capitalization, (y) any post-Closing or pro forma cost savings, synergies, capitalization ownership or other pro forma adjustments or (z) any information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company, (viii) assist in the preparation of, and execution and delivering at Closing, definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”) (including schedules, annexes and exhibits thereto), including guarantee and collateral documents and instruments as may be reasonably requested by Parent, customary closing certificates, a customary solvency certificate, perfection certificates and other customary documents and instruments as may be reasonable requested by Parent; provided that the effectiveness of any documentation executed by the Company or any of its Subsidiaries shall be subject to the occurrence of the Closing, (ix) cooperate with the Debt Financing Sources’ due diligence, to the extent customary and reasonable and (x) taking reasonable corporate actions, subject to and only effective upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing. Notwithstanding anything to the contrary in this Section 6.11(a), nothing will require the Company to provide (or be deemed to require the Company to prepare) any (1) pro forma financial statements (other than the assistance provided for in clause (vii) above); (2) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments; (3) description of all or any portion of the Debt Financing, including any “description of notes” or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution; (4) risk factors relating to all or any component of the Debt Financing; (5) other information required by Rules 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act; (6) any financial statements or financial information not readily available or prepared in the ordinary course of business of the Company at the time requested by Parent; or (7) any information with respect to any Person other than the Company and its Subsidiaries.

(b) Notwithstanding anything in Section 6.11(a) to the contrary, (i) such requested cooperation shall not unreasonably interfere (in the sole and reasonable judgment of the Company) with the business or the operations of the Company or its Subsidiaries, (ii) nothing in this Section 6.11 shall require cooperation to the extent that it would (A) subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability with respect to matters related to the Debt Financing, (B) conflict with, or violate, the Company’s or any of its Subsidiaries’ organization documents, or any applicable Law or (C) reasonably be expected to result in a material violation or breach of, or a material default under, any material contractual obligation to which the Company or any of its Subsidiaries is a party; provided that in the event the Company does not disclose such information in reliance on the foregoing clause (C), the Company shall inform Parent thereof and of the general nature of the information being withheld,, (iii) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur or assume any actual or potential liability or other obligation in connection with the financings contemplated by the Debt Financing prior to the Effective Time or be required to take any action that would subject it to liability, to bear any cost or expense or make any other payment or agree to provide any indemnity, in each case in connection with the Debt Financing or any information utilized in connection therewith, in each case, that would not be reimbursed or indemnified by Parent or Merger Sub to the extent required by, and subject to the limitations in, Section 6.11(e), (iv) none of the Company, its Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, certificate, document or instrument with respect to the Debt Financing that is not contingent upon the Closing (other than the execution and delivery of customary authorization letters and representation letters in connection with the obligations under Section 6.11(a)) and the directors and managers of the Company and its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained unless Parent and Merger Sub shall have determined that such directors and managers are to remain as directors and managers of such Person on and after the Closing and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing, (v) disclosure of any confidential information to the Debt Financing Sources shall be made subject to the acknowledgment and acceptance by such Debt Financing Sources that such information is being disseminated on a confidential basis in accordance with (x) the Confidentiality Agreement (under which such Debt Financing Sources and their applicable Representatives shall be deemed to constitute “Representatives”) or (y) customary “click through” confidentiality arrangements or other customary market standards for dissemination of such type of information and (vi) neither the Company nor any of its Subsidiaries shall be required to take any action requiring the Company or any of its Subsidiaries to disclose information subject to any attorney-client, attorney work product or other legal privilege; provided that the Company or such Subsidiary shall use reasonable best efforts to provide an alternative means of disclosing or providing such information and in the case of any confidentiality obligation, the Company shall, to the extent permitted by such confidentiality obligations, notify Parent if any such information that Parent, Merger Sub or any Debt Financing Source has specifically identified and requested is being withheld as a result of any such obligation of confidentiality.

(c) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.11 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. Parent and Merger Sub acknowledge and agree that it is not a condition to the Closing or any of the other obligations under this Agreement that Parent and Merger Sub obtain the Equity Financing or any Debt Financing. For the avoidance of doubt, if the Equity Financing or any Debt Financing has not been obtained, Parent and Merger Sub shall continue to be obligated to complete the Merger and consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, any breach by the Company or its Subsidiaries of any of the covenants required to be performed by it under this Section 6.11 shall not be considered in determining the satisfaction of the condition set forth in Section 7.1(b) or any right to termination set forth in Section 8.1(d)(i), unless such breach is a Willful Breach.

(d) The Company shall use reasonable best efforts to deliver to Parent at least two (2) Business Days prior to the Closing Date an appropriate and customary draft payoff letter (a fully-executed copy of which shall be delivered no later than the Closing Date) and lien terminations with respect to the Company Credit Facility in form and substance reasonably acceptable to Parent and Merger Sub (the “Payoff Letter”), specifying the aggregate payoff amount of the Company’s obligations (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) that will be outstanding under such indebtedness as of the Closing and providing for a release of all guarantees and liens in respect thereof upon the receipt of the payoff amounts specified in the Payoff Letter (it being understood and agreed that Parent and Merger Sub shall be responsible for paying all amounts under the Payoff Letter).

(e) Parent agrees to indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives prior to the Closing or the termination of this Agreement (and thereafter, promptly upon demand and in each case directly to the applicable Company Representative) from losses, damages, claims, judgments, fines, penalties, interest and awards (excluding lost profits and losses from any consequential, indirect, special or punitive damages, other than such damages payable to third parties) such Persons may incur in connection with the Debt Financing, the Payoff Letter and the performance of their respective obligations under this Section 6.11 and the provision of any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries) (including reasonable and documented costs and expenses of counsel and advisors), except (x) to the extent incurred as a result of the gross negligence, bad faith or willful misconduct of the Company, its Subsidiaries and their respective Representatives or (y) to the extent resulting from documents and written historical financial information relating to any Company or any of its Subsidiaries furnished by or on behalf of the Company or any of its Subsidiaries specifically for use in connection with the Debt Financing, and such Subsidiaries and Representatives shall be express third party beneficiaries of this sentence, and Parent’s obligation in this sentence shall survive any termination or expiration of this Agreement. Parent agrees to, promptly on request by the Company, reimburse the Company, its Subsidiaries and their respective Representatives for all reasonable and documented out-of-pocket costs incurred by them in connection with the obligations under this Section 6.11 (it being understood that such reimbursement shall not apply to any fees, costs and expenses (x) incurred by, or on behalf of, the Company in connection with its ordinary course financial reporting requirements, (y) any ordinary course amounts payable to existing employees of or consultants to the Company or any of its Subsidiaries with respect to services provided prior to the Closing and (z) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Debt Financing (including the preparation and/or delivery of financial information, payoff letters and lien releases)).

(f) The Company hereby consents to the use of the trademarks, service marks and logos of the Company and its subsidiaries by Parent in connection with the Debt Financing; provided, however, that Parent shall ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.

6.12 Equity Financing.

(a) Each of Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Equity Financing in an amount required to satisfy the Required Amount not later than the Closing Date on the terms and conditions described in or contemplated by the Equity Commitment Letter or on other terms with respect to conditionality that are not less favorable to Parent than the conditions set forth in the Equity Commitment Letter as of the date of this Agreement and otherwise on terms and conditions as would not have any result, event or consequence described in any of clauses (A) through (C) of Section 6.12(c), including using reasonable best efforts to (i) maintain in full force and effect the Equity Commitment Letter and the Limited Guarantee, (ii) satisfy and comply with on a timely basis (except to the extent that Parent and Merger Sub have obtained the waiver of) all conditions precedent to the funding or investing of the Equity Financing required to pay the Required Amount applicable to Parent or Merger Sub in the Equity Commitment Letter that are within their control that are to be satisfied by Parent or Merger Sub, (iii) if all of the conditions precedent to the funding of the Equity Financing are satisfied, consummate the Equity Financing in an amount required to pay the Required Amount or enforce the Limited Guarantee at or prior to the Closing and (iv) enforce its rights under the Equity Commitment Letter and the Limited Guarantee. Neither Parent nor Merger Sub shall release or consent to the termination of the obligations of the Investor to provide the Equity Financing to the extent such release or termination would result in Parent and Merger Sub not having sufficient funds (after taking into account any available Equity Financing and Debt Financing) to pay the Required Amount or to the termination of obligations under the Limited Guarantee.

(b) [Reserved].

(c) Neither Parent nor Merger Sub shall permit or consent to or agree to any amendment, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, (i) the Equity Commitment Letter (other than to increase the amount of Equity Financing available thereunder) or (ii) the Limited Guarantee, in each case, without the prior written consent of the Company, if such amendment, restatement, supplement, termination, modification or waiver would (A) impose new or additional conditions precedent to the funding of the Financing or would otherwise materially and adversely change, amend, modify or expand any of the conditions precedent to the funding of the Financing, (B) be reasonably expected to prevent or materially delay the availability of all or a portion of the Equity Financing necessary to pay the Required Amount or the consummation of the transactions contemplated by this Agreement, (C) reduce the aggregate amount of the Equity Financing below the amount necessary to pay the Required Amount or (D) otherwise adversely affect the ability of Parent or Merger Sub to enforce their rights under the Equity Commitment Letter. For purposes of this Agreement (other than with respect to representations in this Agreement made by Parent or Merger Sub that speak as of the date of this Agreement), references to (i) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as permitted by this Section 6.12 to be amended, restated, replaced, supplemented or otherwise modified or waived and (ii) the “Equity Commitment Letter” shall include such document as permitted by this Section 6.12(c) to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.

6.13 Delisting. Each of the parties agrees to reasonably cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

6.14 Parent Stockholder Consent. Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent shall execute and deliver a written consent in its capacity as the sole stockholder of Merger Sub duly adopting this Agreement and the transactions contemplated hereby in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub.

6.15 Convertible Notes.

(a) On the Closing Date, Parent, Merger Sub and the Company shall, as and to the extent required by the Convertible Notes Indenture, execute, and use reasonable best efforts to cause the Trustee to execute, any supplemental indenture(s) required by the Convertible Notes Indenture and deliver any certificates and other documents required by the Convertible Notes Indenture to be delivered by such persons in connection with such supplemental indenture(s). Notwithstanding anything to the contrary in this Agreement and subject to the immediately preceding sentence, prior to the Effective Time, the Company shall take all actions required under the terms of the Convertible Notes Indenture or the Convertible Notes in connection with the Merger and the other transactions contemplated by this Agreement, which actions shall include, without limitation, the Company (or its Subsidiaries or other Representatives, as applicable) delivering Conversion Consideration (as defined in the Convertible Notes Indenture) in respect of any conversions of Convertible Notes occurring prior to the Effective Time in accordance with the terms of the Convertible Notes Indenture. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company may only elect Cash Settlement (as defined in the Convertible Notes Indenture) with respect to any conversion of Convertible Notes under the Convertible Notes Indenture and otherwise settle any such conversions of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture. For the avoidance of doubt, the transactions contemplated by this Agreement, wherever referred to in Section 6.1 of this Agreement, shall be deemed to include effecting the delivery of Conversion Consideration (as defined in the Convertible Notes Indenture) in respect of any conversions of Convertible Notes in accordance with the terms of the Convertible Notes and the Convertible Notes Indenture.

(b) The Company shall, unless otherwise prohibited by applicable Law, provide Parent and its counsel as promptly as possible, and to the extent practicable, at least three (3) Business Days prior to issuance or delivery to review and comment on any notices, certificates, press releases, supplemental indentures, or other documents or instruments deliverable pursuant to the Convertible Notes Indenture prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction (or waiver by each of Parent and the Company if permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a) Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained in accordance with this Agreement, applicable Law and the Charter and bylaws of the Company.

(b) No Legal Prohibition. The consummation of the Merger shall not be restrained, enjoined, prevented or otherwise prohibited or made illegal by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Authority of competent jurisdiction then in effect, and there shall not be in effect any Law that was enacted, promulgated or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction that restrains, enjoins, prevents or otherwise prohibits the consummation of the Merger.

(c) Antitrust Consents. (i) Any applicable waiting period under the HSR Act shall have expired or been terminated and (ii) any affirmative approval of a Governmental Authority required under any other Antitrust Law set forth in Section 7.1(c) of the Company Disclosure Letter (the “Antitrust Consents”) shall have been obtained or deemed to have been obtained under such applicable Antitrust Law.

7.2 Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by each of Parent and Merger Sub if permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a) Representations and Warranties. (i) the representations and warranties of the Company contained in the first sentence of Section 3.9 of this Agreement shall be true and correct in all respects as of immediately prior to the Effective Time as though made as of such time; (ii) the representations and warranties of the Company contained in Section 3.2(a), the first sentence of Section 3.2(b) and Section 3.2(c) of this Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall be true and correct at and as of the Effective Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for failures of such representations and warranties to be true and correct that, in the aggregate, would not result in more than a de minimis increase in the aggregate consideration payable by Parent and Merger Sub pursuant to Article III of this Agreement, (iii) the representations and warranties of the Company contained in the first sentence of Section 3.1(a), Section 3.2 (other than Section 3.2(a), the first sentence of Section 3.2(b), and Section 3.2(c)), Section 3.4, Section 3.5, Section 3.10, Section 3.24 and Section 3.25 of this Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall be true and correct in all material respects at and as of the Effective Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iv) any other representation and warranty of the Company contained in Article III of this Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall be true and correct in all respects as of immediately prior to the Effective Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except, in each case, where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall not have breached or failed to perform in any material respect any agreement or covenant to be performed, or complied with, by it under the Agreement at or prior to the Effective Time.

(c) Company Officer’s Certificate. The Company shall have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) No Company Material Adverse Effect. No Company Material Adverse Effect will have occurred from or after the date hereof that is continuing.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction (or waiver by the Company if permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of Parent and Merger Sub contained in this Agreement (without giving effect to any qualification as to “materiality” or “material adverse effect” set forth therein) shall be true and correct in all respects at and as of immediately prior to the Effective Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay, interfere with, hinder or impede the ability to consummate any of the transactions contemplated hereby (including the Merger) in accordance with the terms of this Agreement.

(b) Performance of Obligations. Each of Parent and Merger Sub shall not have breached or failed to perform in any material respect any agreement or covenant to be performed, or complied with, by it under the Agreement at or prior to the Effective Time.

(c) Parent Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed on behalf of Parent by its chief executive officer, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination Prior to the Effective Time. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Effective Time shall not have occurred on or before March 5, 2024 (as such date may be extended pursuant to the immediately succeeding proviso or by the mutual written consent of the parties hereto, the “Termination Date”) for any reason; provided, however, that if, on such date, any of the condition set forth in Section 7.1(b) (solely to the extent such condition has not been satisfied due to any Antitrust Law or Order arising thereunder) or Section 7.1(c) shall not have been fulfilled but all other conditions to the Merger either have been fulfilled or are then capable of being fulfilled, then the Termination Date shall, without any action on the part of the parties hereto, be extended to June 5, 2024; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose breach of its obligations under this Agreement has been a principal cause of the failure of the Effective Time to occur on or before the date of such termination; or

(ii) if any court of competent jurisdiction or any other Governmental Authority of competent jurisdiction shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal prior to the Effective Time, the consummation of the Merger, and such Order or Law shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall be available only if the party (which shall include, in the case of Parent, Parent and Merger Sub) seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have fully complied with its obligations under Section 6.1 and Section 6.2 prior to asserting the right to terminate arising pursuant to this Section 8.1(b)(ii); or

(iii) if the Required Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by the Company, in the event that:

(i) (A) the Company is not in breach of this Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 8.1(d)(i), (B) Parent and/or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants or agreements, or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially impede or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (including the Merger), and (C) such breach, failure to perform or inaccuracy of Parent and/or Merger Sub is not cured within twenty (20) Business Days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy; or

(ii) prior to receipt of the Required Company Stockholder Approval, (A) the Company Board (or a committee thereof) shall have determined to terminate this Agreement in accordance with the terms set forth in Section 5.3 in order to substantially concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal, and (B) the Company pays Parent the Company Termination Fee payable to Parent pursuant to Section 8.3(b)(ii); or

(iii) (A) the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied as of immediately prior to the Effective Time, but subject to such conditions being able to be satisfied or waived at or prior to the Effective Time) have been satisfied or waived at or prior to the Effective Time (after giving effect to any extensions thereof in accordance with this Agreement), (B) Merger Sub shall have failed to consummate the Merger in accordance with Article II, (C) the Company has delivered written notice to Parent indicating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(iii) if Merger Sub fails to consummate the Merger within three (3) Business Days following the date of the Company’s delivery of such notice (with such notice stating the basis for such termination) and indicating that the Company is ready, willing and able to consummate the Merger on the date such notice is delivered and through the end of the next succeeding three (3) Business Day period, and (D) Merger Sub fails to consummate the Merger prior to the expiration of such three (3) Business Day period; provided that, notwithstanding anything in Section 8.1(b)(i) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.1(b)(i) during any such three (3) Business Day period following delivery of the notice referred to in clause (3) above;

(d) by Parent in the event that:

(i) (A) Parent and Merger Sub are not in breach of this Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 8.1(c), (B) the Company shall have breached or failed to perform any of its covenants or agreements or other obligations under this Agreement that would give rise to the failure of the condition set forth in Section 7.2(b) to be satisfied if such breach or failure to perform were continuing as of immediately prior to the Effective Time, or any of the representations and warranties of the Company set forth in this Agreement shall have been or becomes inaccurate, such that the condition set forth in Section 7.2(a) is not capable of being satisfied by the Termination Date, and (C) and such breach, failure to perform or inaccuracy of the Company is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy; or

(ii) prior to receipt of the Required Company Stockholder Approval, (A) a Company Board Recommendation Change shall have occurred, or (B) a tender or exchange offer constituting an Acquisition Proposal shall have been publicly commenced by a Person who is not an Affiliate or Representative of Parent and the Company fails to publicly reaffirm the Company Board Recommendation publicly announced, within ten (10) Business Days after the commencement of such tender or exchange offer; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall expire upon receipt of the Required Company Stockholder Approval.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the last sentence of Section 5.2(b), the penultimate sentence of Section 6.5, the terms of Section 5.11(f), this Section 8.2, Section 8.3 and Article IX and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that except as provided in Section 8.3(e) and Section 9.8(c), nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damage resulting from any fraud or Willful Breach of this Agreement that occurs prior to such termination (which, in each case and subject to Section 8.3(e), the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and such damages may include the benefit of the bargain lost by the non-breaching party, taking into consideration relevant matters, including opportunity costs, lost profits, and the time value of money). The parties hereto acknowledge and agree that, to the extent Parent or Merger Sub are required to pay damages or the Parent Termination Fee in connection with the termination of this Agreement that, subject to the Parent Liability Limitation, exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, including any disputes related thereto, such excess (the “Company Stockholder Damages”) represents an amount of damages payable in respect of losses suffered by the Persons who are Company Stockholders as of the date on which this Agreement is terminated in respect of Company Shares.

8.3 Fees and Expenses.

(a) General. Except as set forth in Section 6.11(f) or this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Termination Fee. The Company shall pay to Parent $41,179,000.00 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i) (A) this Agreement is terminated by Parent or the Company pursuant to (i) Section 8.1(b)(iii), (ii) Section 8.1(b)(i) (provided, that (x) the conditions set forth in Section 7.1(b) and Section 7.1(c) are satisfied at the time of such termination pursuant to Section 8.1(b)(i), (y) the condition set forth in Section 7.1(a) is not satisfied at such time and (z) with respect to such a termination by the Company, the right to terminate this Agreement pursuant to Section 8.1(b)(i) is then available to Parent) or (iii) Section 8.1(d)(i); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced or shall have become publicly disclosed or publicly known (in the case of termination pursuant to Section 8.1(b)(i), prior to the date of the Company Stockholder Meeting (or at any adjournment or postponement thereof) at which a vote was taken on the adoption of this Agreement) and, in any case, shall not have been withdrawn or otherwise abandoned; and (C) within twelve (12) months following such termination of this Agreement, the Company enters into a definitive agreement with respect to such Acquisition Transaction that is later consummated or consummates such Acquisition Transaction; in which case the Company Termination Fee shall be payable within two (2) Business Days after the consummation of such Acquisition Transaction;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), in which case the Company Termination Fee shall be payable substantially concurrently with such termination; or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), in which case the Company Termination Fee shall be payable within two (2) Business Days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 8.3(b)(i), all references to “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than fifty percent (50%).”

(c) Parent Termination Fee. Parent shall pay to the Company $98,829,000.00 (the “Parent Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, in the event that this Agreement is terminated:

(i) by the Company pursuant to (A) Section 8.1(c)(i) or (B) Section 8.1(c)(iii); or

(ii) by Parent pursuant to Section 8.1(b)(i) under circumstances in which the Company would have been entitled to terminate the Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii) at the time of such termination.

The Parent Termination Fee shall be payable by Parent to the Company within two (2) Business Days after any such termination.

(d) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion and in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion, whether or not the Company Termination Fee or Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Termination Fees as Liquidated Damages. The parties acknowledge that the agreements contained in Section 8.3(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding anything herein to the contrary, in the event the Agreement is terminated under the circumstances in which the Company Termination Fee or Parent Termination Fee, as applicable, is payable, the payment by the Company of the Company Termination Fee pursuant to Section 8.3(b) and the payment by Parent of the Parent Termination Fee pursuant to Section 8.3(c) (including, in each case, any additional amount payable pursuant to this Section 8.3(e)) shall be the sole and exclusive remedy of Parent, Merger Sub, their respective Affiliates and the Representatives of each of the foregoing or the Company, its Affiliates and the Representatives of each of the foregoing (including against the Debt Financing Sources), as applicable, in the event of termination of this Agreement under circumstances requiring the payment of a Company Termination Fee pursuant to Section 8.3(b) or payment of a Parent Termination Fee pursuant to Section 8.3(c). If the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a Legal Proceeding which results in a judgment against the other party, with respect to Parent or Merger Sub, or either other party, with respect to the Company, for the payment set forth in this Section 8.3, such paying party shall pay the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding not to exceed $5,000,000, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Notwithstanding the foregoing, but for the avoidance of doubt subject to the Parent Liability Limitation, payment of the Company Termination Fee or the Parent Termination Fee, as applicable, will not relieve either party from liability for any fraud or Willful Breach.

8.4 Transfer Taxes. Except as expressly provided in Section 2.7(m), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the transaction contemplated by this Agreement and the transactions contemplated hereby shall be paid by Parent and Merger Sub when due.

8.5 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that any amendment following the receipt of the Required Company Stockholder Approval for which further approval of the Company Stockholders is required under the DGCL shall subject to the approval of the Company Stockholders by the same votes required to obtain the Required Company Stockholder Approval. Notwithstanding anything else to the contrary herein, no amendment, modification or alteration to this sentence of Section 8.5 or the provisions of Section 8.3(e), Section 9.3, Section 9.6, Section 9.9, Section 9.10, Section 9.11 and Section 9.13 (in each case, solely to the extent that it relates to the Debt Financing Sources) (and any related definitions to the extent an amendment, modification or alteration of such definitions would modify the substance of any of the foregoing provisions) in any manner materially adverse to the Debt Financing Sources shall be effective as to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

8.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms. After the Effective Time, none of Parent, Merger Sub or the Surviving Corporation shall be permitted to claim that any breach by the Company of any of its representations, warranties, covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent, Merger Sub or the Surviving Corporation of any of its obligations hereunder.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by hand or email, or (d) on the date of receipt, if delivered by facsimile, in each case, to the intended recipient as set forth below (or to such other recipient or address as designated in a written notice to the other parties hereto in accordance with this Section 9.2):

(a)	if to Parent or Merger Sub, to:

c/o Thoma Bravo, L.P.

One Market Plaza, Suite 2400,

San Francisco, CA 94105

Attention: A.J. Rohde

                  Peter Hernandez

Email:       arohde@thomabravo.com

                  phernandez@thomabravo.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Joshua M. Zachariah

                  David E. Johanson

Email:       jzachariah@goodwinlaw.com

                  djohanson@goodwinlaw.com

(b)	if to the Company, to:

NextGen Healthcare, Inc.

Attention: Jeffrey Linton, General Counsel

Email: jlinton@nextgen.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attention: Michael A. Treska

                  Darren J. Guttenberg

E-mail:       michael.treska @lw.com

                  darren.guttenberg@lw.com

9.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, that each of Parent and Merger Sub shall have the right, without the prior written consent of the Company, to assign all or any portion of their respective rights, and obligations hereunder to any debt financing sources (including the Debt Financing Sources) for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing (including the Debt Financing or any other debt financing), but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of June 24, 2023 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

9.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES HERETO EXPRESSLY CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB, ANY OF THEIR RESPECTIVE

AFFILIATES OR ANY REPRESENTATIVES OF ANY OF THE FOREGOING, ON THE ONE HAND, NOR THE COMPANY, ANY OF ITS AFFILIATES OR ANY REPRESENTATIVE OF ANY OF THE FOREGOING, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY (INDIVIDUALLY AND ON BEHALF OF ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES) HEREBY DISCLAIMS AND AGREES AND ACKNOWLEDGES THAT IT, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES HAVE NOT RELIED ON ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION OR REPRESENTATIONS OR WARRANTIES, MADE WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.6 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 6.7 and Section 6.11(b), (b) from and after the Effective Time, the rights of Company Stockholders and the holders of other Company Securities to receive the Merger Consideration, the Option Consideration, the PSU Consideration, the DSU Consideration, the Vested Restricted Stock Consideration or the Unvested Restricted Stock Consideration, as applicable, as provided in Article II; (c) the rights of Company to receive the Company Stockholder Damages on behalf of the Company Stockholders, as applicable, as provided in Section 8.2, and (d) any claims that the Company may assert against the Investor, if, as and when required pursuant to the terms and conditions of the Limited Guarantee or the rights of the Company as an express third party beneficiary under the Equity Commitment Letter pursuant to the terms and conditions of the Equity Commitment Letter. In addition to the foregoing, the Debt Financing Sources shall be third party beneficiaries of, and shall be entitled to enforce the provisions of the second sentence of Section 8.3(e), Section 8.4, Section 9.3, this Section 9.6, Section 9.9, Section 9.10, Section 9.11 and Section 9.13 (in each case, solely to the extent that it relates to the Debt Financing Sources).

9.7 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be effected as originally contemplated to the fullest extent possible.

9.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond or other security), in addition to any other remedy to which they are entitled to under law or equity, to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, and, in the case of the Company, to specifically enforce Parent’s obligation to cause the Equity Financing to be funded under the Equity Commitment Letter, or to enforce compliance with, the covenants and obligations of the other under this Agreement or the Equity Commitment Letter. The Company, on the one hand, and Parent and Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement or the Equity Commitment Letter by such party (or parties), and to specifically enforce the terms and provisions of this Agreement or the Equity Commitment Letter to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement or the Equity Commitment Letter. Subject to the third sentence of Section 9.8(c), any party’s pursuit of any injunction or specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of this Agreement involving Willful Breach or fraud.

(c) Notwithstanding anything to the contrary set forth in this Agreement, under no circumstances will the collective monetary damages payable by Parent, Merger Sub or the Investor or any of their respective Affiliates for breaches under this Agreement, the Limited Guarantee or the Equity Commitment Letter exceed an amount equal to the amount of the Parent Termination Fee plus the amounts of the Reimbursement Obligations in the aggregate for all such breaches (the “Parent Liability Limitation”). In no event will the Company be entitled to seek or obtain any monetary recovery or monetary award in excess of the Parent Liability Limitation against (A) Parent, Merger Sub or the Investor; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, agents and attorneys, Affiliates (other than Parent, Merger Sub or the Investor), Representatives, members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Investor (collectively, the “Parent Related Parties”), and upon payment of the full amount of the Parent Liability Limitation, none of the Parent Related Parties will have any further liability or obligation to the Company relating to or arising out of this Agreement, any agreement executed in connection herewith (including the Limited Guarantee) or the transactions contemplated hereby and thereby

(except that the parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, the Reimbursement Obligations and Section 8.4). The parties acknowledge and agree that while the Company may pursue a grant of specific performance in accordance with Section 9.8(b) and payment of monetary damages up to the Parent Liability Limitation, in no event shall the Company be entitled to obtain both (x) a grant of specific performance pursuant to Section 9.8(b) that results in the Closing occurring and (y) payment of monetary damages or of all or any portion of the Parent Termination Fee. Notwithstanding anything herein to the contrary and for the avoidance of doubt, but subject to the immediately preceding sentence, (A) nothing in this Section 10.10(c) shall limit in any way the Company’s right to an injunction, specific performance or other equitable remedy in accordance with Section 10.10(a), and (B) nothing in this Section 9.8(c) or Section 9.3 shall limit the remedies of the parties under the Confidentiality Agreements.

9.9 Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that, except as specifically set forth in the Definitive Financing Agreements, any debt commitment letter, any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, or the Definitive Financing Agreements, any debt commitment letter, the Debt Financing or the performance of services thereunder or related thereto, in each case, involving any Debt Financing Source will be governed by, construed in accordance with and enforced under the Laws of the State of New York.

9.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or federal court in the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any Legal Proceedings against the Debt Financing Sources arising out of or relating to this Agreement, including any dispute arising out of relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or Federal court.

9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LIMITED GUARANTEE, THE EQUITY COMMITMENT LETTER, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY DEFINITIVE FINANCING AGREEMENTS, ANY DEBT COMMITMENT LETTER, THE DEBT FINANCING OR THE EQUITY FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES IN CONNECTION WITH THE FINANCING DESCRIBED IN THIS AGREEMENT) OR THE NEGOTIATION, ADMINISTRATION, VALIDITY, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, THE LIMITED GUARANTEE OR THE EQUITY COMMITMENT LETTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.12 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Debt Financing Sources. The Company, on behalf of itself, and its Subsidiaries and each of their respective controlled Affiliates, hereby agrees that none of the Debt Financing Sources shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated herein (the “Ancillary Documents”), or any of the transactions contemplated hereunder or thereunder (including the Debt Financing); (b) the negotiation, execution or performance of this Agreement or any of the Ancillary Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Ancillary Documents); (c) any breach or violation of this Agreement or any of the Ancillary Documents; and (d) any failure of any of the transactions contemplated hereunder or thereunder (including the Debt Financing) to be consummated; provided, that notwithstanding the foregoing, nothing in this Section 9.13 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Debt Financing Source’s obligations to Parent or Merger Sub under any Definitive Financing Agreement (it being understood that following consummation of the Merger, nothing in this Section 9.13 shall limit the rights of any of the parties to any Definitive Financing Agreement).

9.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than the Investor to the extent set forth in the Limited Guarantee or Equity Commitment Letter or under the Confidentiality Agreement) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

9.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

9.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

NEXT HOLDCO, LLC

By:	/s/ A.J. Rhode
Name:	A.J. Rhode
Title:	President

NEXT MERGER SUB, INC.

By:	/s/ A.J. Rhode
Name:	A.J. Rhode
Title:	President

NEXTGEN HEALTHCARE, INC.

By:	/s/ David Sides
Name: David Sides
Title: President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

ANNEX A-1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

[Separately Attached]

ANNEX A-2

AMENDED AND RESTATED BYLAWS OF THE SURVIVING CORPORATION

[Separately Attached]

Exhibit 99.1

NextGen Healthcare Enters into Definitive Agreement to Be Acquired by Thoma Bravo

NextGen Healthcare Shareholders to Receive $23.95 Per Share in Cash, a 46.4% Premium to Unaffected Stock Price

Transaction to Accelerate NextGen Healthcare’s Growth and Innovation as the Trusted Advisor to Healthcare Providers

REMOTE-FIRST COMPANY/NEW YORK – September 6, 2023 – NextGen Healthcare, Inc. (Nasdaq: NXGN) (“NextGen Healthcare” or the “Company”), a leading provider of innovative, cloud-based healthcare technology solutions, today announced that it has entered into a definitive agreement to be acquired by Thoma Bravo, a leading software investment firm. Upon completion of the transaction, NextGen Healthcare will become a privately held company.

Under the terms of the agreement, NextGen Healthcare shareholders will receive $23.95 per share in cash. The per share purchase price represents a 46.4% premium to the Company’s unaffected closing stock price on August 22 (the last trading day prior to published market speculation regarding a potential transaction involving the Company) and a 39.2% premium to the 30-day volume-weighted average price for the period ending September 1.

“Under the terms of the agreement, NextGen Healthcare shareholders will receive significant immediate cash value for their shares. In addition, with Thoma Bravo as a partner, the Company will benefit from increased capital, expertise and strategic flexibility to accelerate the Company’s leadership in providing healthcare technology solutions,” said David Sides, President and Chief Executive Officer of NextGen Healthcare. “Thoma Bravo has a 20+ year record of investing in premier companies in the software and technology sectors. We look forward to joining forces to deliver on our mission of Better Healthcare Outcomes for All.”

Jeffrey H. Margolis, Chair of the NextGen Healthcare Board of Directors, added “The agreement with Thoma Bravo validates NextGen Healthcare’s substantial strength and follows interest in the Company by many parties. It is the result of a deliberate process to maximize shareholder value and best position NextGen Healthcare for continued growth and success. The agreement delivers significant cash value to our shareholders and creates exciting opportunities for NextGen Healthcare’s employees and clients.”

“NextGen Healthcare’s mission-critical EMR software and surround solutions are the backbone of ambulatory practices across the United States,” said A.J. Rohde, a Senior Partner at Thoma Bravo. “We are so proud to be working with NextGen Healthcare in its next phase as a private company and look forward to continued product innovation to better support NextGen Healthcare’s thousands of highly-valued customers.”

“We have followed NextGen Healthcare’s impressive business transformation for many years and are excited to apply Thoma Bravo’s strategic and operational expertise to drive continued growth and innovation,” said Peter Hernandez, a Vice President at Thoma Bravo. “We look forward to partnering with the NextGen Healthcare team to further accelerate product investments to better support the increasingly complex needs of ambulatory providers and ultimately improve patient outcomes.”

Transaction Details

The transaction, which was approved unanimously by the NextGen Healthcare Board of Directors, is expected to close in the fourth calendar quarter of 2023, subject to customary closing conditions, including approval by NextGen Healthcare shareholders and the receipt of required regulatory approvals. The transaction is not subject to a financing condition.

Upon completion of the transaction, NextGen Healthcare’s common stock will no longer be listed on any public stock exchange.

Advisors

Morgan Stanley & Co. LLC is acting as financial advisor to NextGen Healthcare, and Latham & Watkins LLP is acting as legal advisor.

William Blair & Company is acting as financial advisor to Thoma Bravo, and Goodwin Procter LLP is acting as legal advisor.

About NextGen Healthcare, Inc.

NextGen Healthcare, Inc. (Nasdaq: NXGN) is a leading provider of innovative healthcare technology solutions. We are reimagining ambulatory healthcare with award-winning solutions that enable high-performing practices to create healthier communities. We partner with medical, behavioral and oral health providers in their journey toward whole person health and value-based care. Our highly integrated, intelligent and interoperable solutions go beyond EHR and Practice Management to increase clinical quality and productivity, enrich the patient experience and drive superior financial performance. We are on a quest to achieve better healthcare outcomes for all. Learn more at nextgen.com, and follow us on Facebook, Twitter, LinkedIn, YouTube, and Instagram.

About Thoma Bravo

Thoma Bravo is one of the largest software investors in the world, with more than US$131 billion in assets under management as of June 30, 2023. Through its private equity, growth equity and credit strategies, the firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging Thoma Bravo’s deep sector expertise and strategic and operational capabilities, the firm collaborates with its portfolio companies to implement operating best practices and drive growth initiatives. Over the past 20 years, the firm has acquired or invested in more than 440 companies representing over US$250 billion in enterprise value (including control and non-control investments). The firm has offices in Chicago, London, Miami, New York and San Francisco. For more information, visit Thoma Bravo’s website at thomabravo.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements in this press release include, but are not limited to, statements regarding the consummation of the proposed merger between the Company and affiliates of Thoma Bravo (the “Merger”). These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed Merger and the possibility that various closing conditions for the proposed Merger may not be satisfied or waived, and the ability to realize the benefits expected from the proposed Merger. The forward-looking statements in this press release are based on information available to the Company as of the date hereof, and the Company disclaims any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. For additional information regarding forward-looking statements, please refer to discussions under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in our most recent Annual Report on Form 10-K and in our other reports filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company’s SEC filings are available on the Investor Relations section of our website at https://investor.nextgen.com and on the SEC’s website at www.sec.gov.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed Merger may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the Company or the expected benefits of the proposed Merger or that the approval of the Company’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed Merger; (iii) the possibility that competing offers or acquisition proposals for the Company will be made; (iv) the possibility that any or all of the various conditions to the consummation of the proposed Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed Merger, including in circumstances which would require the Company to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the proposed Merger on the Company’s ability to retain and hire key personnel, or its operating results and business generally; (vii) significant transaction costs associated with the Merger; (viii) potential litigation relating to the Merger; (ix) the risk that disruptions from the Merger will harm the Company’s business, including current plans and operations; (x) legislative, regulatory and economic developments affecting the Company’s business; and (xi) general economic and market developments and conditions; (xii) the evolving legal, regulatory and tax regimes under which the Company operates; and (xiii) potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect the Company’s financial performance.

Additional Information

This press release may be deemed solicitation material in respect of the proposed acquisition of the Company. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed Merger. The Company expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed Merger. Investors of the Company are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety when they become available because they will contain important information about the Company and the proposed Merger. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov and at the Company’s website at https://www.nextgen.com.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed Merger will be set forth in the Company’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed Merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed Merger.

NextGen Healthcare Contacts

Media Relations

Tami Andrade

+1.949.237.6083

tandrade@nextgen.com

Investor Relations

James Hammerschmidt

+1.949.237.6112

jhammerschmidt@nextgen.com

Thoma Bravo Contacts

For Thoma Bravo

Megan Frank

+1.212.731.4778

mfrank@thomabravo.com

or

FGS Global

Liz Micci / Abigail Farr

Liz.Micci@fgsglobal.com / Abigail.Farr@fgsglobal.com

+1.347.675.2883 / +1.646.957.2067